                                                                   EXHIBIT 10.1



                        ASSET PURCHASE AND SALE AGREEMENT



                                     BETWEEN


                           PHILLIPS PETROLEUM COMPANY
                                    AS SELLER


                                       AND


                                HOLLY CORPORATION
                                    AS BUYER



                                   DATED AS OF

                                DECEMBER 20, 2002

                                TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS AND INTERPRETATIONS.........................................................................2
1.1     Definitions...............................................................................................2
1.2     Interpretations..........................................................................................16
ARTICLE 2 SALE AND PURCHASE; DISCLAIMER OF WARRANTIES; PURCHASE PRICE; METHOD OF PAYMENT; LIMITED ASSUMPTION
AND RETENTION OF LIABILITIES.....................................................................................17
2.1     Sale and Purchase........................................................................................17
2.2     Disclaimer of Warranties.................................................................................19
2.3     Purchase Price...........................................................................................20
2.4     Method of Payment........................................................................................21
2.5     Limited Assumption and Retention of Liabilities..........................................................21
ARTICLE 3 CLOSING................................................................................................23
3.1     Place and Time...........................................................................................23
3.2     Transactions and Deliveries at or Prior to Closing.......................................................23
3.3     Inventory Adjustments....................................................................................28
3.4     Approval Required by Antitrust Regulatory Authorities....................................................32
ARTICLE 4 EMPLOYMENT AND EMPLOYEE BENEFITS.......................................................................34
4.1     Employees in General.....................................................................................34
4.2     Represented Employees....................................................................................35
4.3     Offers of Employment.....................................................................................35
4.4     Employee Benefits for Acquired Employees.................................................................38
4.5     Welfare Plan Coverage....................................................................................39
4.6     Pension..................................................................................................41
4.7     Defined Contribution Plan................................................................................42
4.8     Vacation.................................................................................................43
4.9     Liabilities and Indemnities..............................................................................44
4.10    Transition of Employees..................................................................................46
4.11    Pension Benefit Amount...................................................................................47
ARTICLE 5 SELLER'S REPRESENTATIONS AND WARRANTIES................................................................48
5.1     Organization and Standing................................................................................48
5.2     Authority and Binding Obligations........................................................................48
5.3     Consent; Non-Contravention...............................................................................49
5.4     No Material Violation of Judgments or Orders.............................................................50
5.5     No Material Default......................................................................................50
5.6     Litigation...............................................................................................50
5.7     Licenses and Permits.....................................................................................51
5.8     Condition of Assets......................................................................................51
5.9     Compliance with Laws.....................................................................................52

5.10    Due Diligence............................................................................................52
5.11    Taxes....................................................................................................52
5.12    Good and Marketable Title................................................................................53
5.13    Condemnation.............................................................................................54
5.14    Labor Matters............................................................................................54
5.15    Intellectual Property....................................................................................55
5.16    Maintenance of Assets....................................................................................56
5.17    Shared Assets............................................................................................57
5.18    Financial Statements.....................................................................................57
5.19    Instruments in Full Force and Effect.....................................................................57
5.20    Shipping History.........................................................................................58
5.21    Sufficiency of the Assets................................................................................58
5.22    Employee Benefit Matters.................................................................................59
5.23    Absence of Certain Business Practices....................................................................59
ARTICLE 6 BUYER'S REPRESENTATIONS AND WARRANTIES.................................................................59
6.1     Organization and Standing................................................................................60
6.2     Authority and Binding Obligations........................................................................60
6.3     No Consent Required; Non-Contravention...................................................................60
6.4     Litigation...............................................................................................61
6.5     No Breach................................................................................................61
6.6     Actions and Proceedings..................................................................................62
6.7     Independent Decision.....................................................................................62
ARTICLE 7 CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE;...................................................62
7.1     Regulatory Approvals.....................................................................................63
7.2     Deliveries...............................................................................................63
7.3     Required Consents and Authorizations.....................................................................63
7.4     Taking of Assets.........................................................................................63
7.5     Adverse Change...........................................................................................64
7.6     Representations and Warranties True; Covenants and Agreements Performed..................................64
7.7     Consents and Approvals of Antitrust Regulatory Authorities...............................................65
7.8     Pipeline Rights-of-Way...................................................................................65
7.9     Schedules................................................................................................65
ARTICLE 8 CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE...................................................65
8.1     Deliveries...............................................................................................66
8.2     Representations and Warranties True; Covenants and Agreements Performed..................................66
8.3     Consents and Approvals of Antitrust Regulatory Authorities...............................................66
ARTICLE 9 JOINT CONDITIONS PRECEDENT TO CLOSING OBLIGATIONS......................................................66
9.1     Governmental Orders......................................................................................66
9.2     Litigation...............................................................................................67
9.3     Related Agreements Finalized.............................................................................67

ARTICLE 10 COVENANTS AND AGREEMENTS OF SELLER....................................................................67
10.1    Conduct of Business......................................................................................67
10.2    Access; Records..........................................................................................68
10.3    Consents to Assignment...................................................................................69
10.4    Taxes....................................................................................................69
10.5    Surveys; Title Opinion...................................................................................69
10.6    Inventories..............................................................................................70
10.7    Required SEC Financial Statements........................................................................70
ARTICLE 11 COVENANTS AND AGREEMENTS OF BUYER.....................................................................71
11.1    Access; Records..........................................................................................71
11.2    Qualifications, Approvals, Licenses and Permits..........................................................71
11.3    No Trademarks............................................................................................71
11.4    Third Party Property.....................................................................................72
ARTICLE 12 COVENANTS OF BUYER AND SELLER.........................................................................73
12.1    Antitrust Compliance.....................................................................................73
12.2    Purchase Price Allocations...............................................................................73
12.3    Tax Election.............................................................................................74
12.4    Collection of Amounts Owed to a Party....................................................................74
12.5    Payment of Transfer Taxes; Recording Fees................................................................75
12.6    Payment of Certain Expenses Due and Payable After the Effective Time; Cooperation........................75
12.7    Assets Not Assigned at Closing...........................................................................77
12.8    Relationship of the Parties..............................................................................77
12.9    PMPA Compliance..........................................................................................79
ARTICLE 13 ENVIRONMENTAL MATTERS.................................................................................80
13.1    Environmental Agreement..................................................................................80
ARTICLE 14 INDEMNIFICATION; SURVIVAL.............................................................................80
14.1    Indemnification..........................................................................................80
14.2    Notification and Third Party Claims......................................................................83
14.3    Limitation on Indemnification............................................................................85
14.4    Coordination of Indemnification Rights...................................................................86
14.5    Right to Cure............................................................................................88
14.6    Survival.................................................................................................88
ARTICLE 15 DISPUTE RESOLUTION....................................................................................88
15.1    Dispute Resolution.......................................................................................88
15.2    Place....................................................................................................89
15.3    Arbitrators..............................................................................................89
15.4    Statute of Limitations...................................................................................89
15.5    Discovery................................................................................................90
15.6    Costs....................................................................................................90
15.7    Breach...................................................................................................90

15.8    Consent to Jurisdiction..................................................................................91
ARTICLE 16 TECHNOLOGY TRANSFER...................................................................................91
16.1    Intellectual Property....................................................................................91
16.2    Licensed Technology......................................................................................92
16.3    Confidential Technology Information......................................................................94
16.4.   Limitation of Warranties.................................................................................96
16.5.   Default..................................................................................................97
16.6.   Export Control...........................................................................................97
ARTICLE 17 RISK OF LOSS..........................................................................................97
ARTICLE 18 COMMISSIONS AND FINDER'S FEES.........................................................................98
ARTICLE 19 TERMINATION...........................................................................................98
19.1    Termination..............................................................................................98
19.2    Effect of Termination....................................................................................99
19.3    Deposit..................................................................................................99
ARTICLE 20 MISCELLANEOUS........................................................................................100
20.1    Entire Agreement; Amendments............................................................................100
20.2    Invalidity..............................................................................................100
20.3    Effect of Waiver or Consent.............................................................................101
20.4    Limitation on Benefits of this Agreement................................................................101
20.5    Notices.................................................................................................101
20.6    Binding Effect..........................................................................................103
20.7    Additional Actions and Documents........................................................................103
20.8    Schedules...............................................................................................103
20.9    Place of Transfer of Title and Possession...............................................................104
20.10   Execution in Counterparts...............................................................................104
20.11   Choice of Law...........................................................................................104
20.12   Publicity...............................................................................................104
20.13   Confidentiality.........................................................................................105
20.14   Costs and Expenses......................................................................................108
20.15   Assignment..............................................................................................108

                                    SCHEDULES

                      TO ASSET PURCHASE AND SALE AGREEMENT

REFINERY

2.1.1(a)     Land and Buildings  - including notice of any encumbrances
2.1.2(a)     Equipment, Buildings and Other Plant Property
2.1.3(a)     Rolling Stock and Motor Vehicles
2.1.4(a)     Contracts
2.1.8(a)     Capital Projects
2.1.9(a)     Rights-of-Way, Easements and Permits Abutting the Refinery
2.1.10(a)    Rail Cars
2.1.11       Seller's Knowledge

PIPELINE

2.1.1(b)     Crude and Products Pipeline Connections To and From the Refinery
2.1.2(b)     Pipeline Contracts

RETAIL SITES

2.1.1(c)     Retail Sites
2.1.2(c)     Retail Sites Equipment
2.1.3(c)     Retail Sites Contracts

MARKETERS AGREEMENTS

2.1.4(c)     List of Branded Marketers and Agreements

TERMINALS

2.1.1(d)     Boise and Burley Terminals
2.1.2(d)     Terminal Contracts

OPERATING PERMITS

2.1.1(e)     Environmental Permits
2.1.2(e)     Other Operating Permits and Licenses

EXCLUDED ASSETS
2.1.1(f)     Excluded Assets
2.1.2(f)     Excluded Rail Cars

INVENTORIES

2.1.1(g)     Seller Feedstock and Product Inventory
2.1.2(g)     Seller Non-Hydrocarbon Retail Site Inventory
2.1.3(g)     Seller Retail Site Product Inventory
2.1.4(g)     Third Party Inventory
2.1.5(g)     Seller Other Inventory

TAXES PAYABLE & OTHER CURRENT LIABILITIES ASSUMED BY BUYER

2.5(a)     Taxes Payable & Other Current Liabilities Assumed by Buyer

VALUATION OF INVENTORIES

3.3(a)(i)  Valuation of Seller Feedstock, Product and Retail Site Product
           Inventories .3(a)(iii) Valuation of Prepaid Expenses and Deposits

3.3(a)(iv) Marketers' Loan & Other Reimbursement Agreements - and Balances

EMPLOYEES AND EMPLOYEE BENEFITS

4.1        List of Employees Employed at the Assets

4.2(a)(i)  Collective Bargaining Agreements

4.2(b)     Seller's Union Benefits

4.3(g)     Merit Increases

4.4        Salaried Employee Benefits

4.11       Pension Benefit Adjustment Procedures

SELLER'S REPRESENTATIONS AND WARRANTIES

5.3(a) Consents, Waivers, Approvals, etc. Required for Seller to Enter into this Agreement or Related Agreements

5.3(b) Any Agreements or Conditions Which Could Prevent or Materially Delay Seller from Consummating Transactions Contemplated by this Agreement or Performing its Obligations under this Agreement 5.4 Any Material Violation of Law 5.5 Any Material Defaults by Seller 5.6 Pending Litigation against Seller 5.8 Disclosed Conditions 5.9 Any Non-Compliance with Applicable Laws 5.11 Any Open Tax Liens 5.12(b) Encumbrances 5.13 Any Pending Condemnation Proceedings 5.14 Labor Matters 5.15(a) Any Alleged Patent Infringement 5.17 Shared Assets
           5.18 Unaudited Financial Statements 5.19 Instruments in Full Force and Effect 5.20 Shipping History

BUYER'S REPRESENTATIONS AND WARRANTIES

6.3(a) Consents, Approvals, etc. Required by Buyer for Execution and Performance of this Agreement

6.3(b) Any Agreement or Condition that Could Prevent or Materially Delay Buyer from Consummating Transactions Contemplated or Performing Its Obligations Under this Agreement

6.5        Any Material Defaults by Buyer

COVENANTS AND AGREEMENTS OF BUYER

11.4(a)    Third Party Property (Located on the Assets)

11.4(b)    Seller Retained Assets (Located on the Assets)

COVENANTS OF BUYER AND SELLER

12.2       Allocation of Purchase Price

INTELLECTUAL PROPERTY

16.1(a)    Patented Technology Owned by Seller

16.1(b)    Licensed Technology Where Seller Has Unrestricted Right to Sublicense

16.1(c) Licensed Technology Where Seller Does Not Have Unrestricted Right to Sublicense

                                    EXHIBITS

A        Deed(s) covering the Land and Buildings

B        Form of Bills of Sale for Pipeline, Personal Property, Equipment,
         Inventories

C        Form of Assignment & Assumption Agreement

D        HF Alkylation Technology License Agreement

E        Maxcat Coke Reduction Technology License Agreement

F        Crude Assay Data License Agreement

G        Credit Card Agreement

H        Transition Services Agreement

I        Trademark License Agreement

J        Environmental Agreement

K        Non-Foreign Certificate

L        Phillips Branded Ancillary Products Purchase Agreement

                        ASSET PURCHASE AND SALE AGREEMENT

                  THIS PURCHASE AND SALE AGREEMENT ("Agreement") is made and entered into as of the 20th day of December, 2002, by and between HOLLY CORPORATION, a Delaware corporation ("Buyer"), and PHILLIPS PETROLEUM COMPANY, a Delaware corporation ("Seller"). These entities are sometimes individually referred to as "Party" and are sometimes collectively referred to as "Parties."

                                    RECITALS:

                  Seller owns a petroleum refinery, commonly known as the Woods Cross Refinery, located in Davis County, Utah ("Refinery"); a fifty percent (50%) undivided interest in two petroleum products terminals located in Boise and Burley, Idaho ("Terminals"); retail marketing assets consisting of owned and leased branded service stations located in the states of Utah and Wyoming ("Retail Sites"); wholesale marketing agreements with branded and unbranded jobbers located in the states of Utah, Wyoming, Idaho and Montana ("Marketers"), which wholesale marketing agreements ("Marketer Agreements") provide for the sale and delivery of gasoline and diesel fuel ("Motor Fuels") by Marketers to retail service stations located in Utah, Wyoming, Idaho and Montana; and certain crude oil and products pipelines connected to the Refinery located in Utah; and

                  Seller desires to sell, and Buyer desires to purchase the assets, properties and rights defined as "Assets" in this Agreement, pursuant to the terms and conditions contained in this Agreement.

                  Now, therefore, in consideration of the mutual agreements of the Parties contained in this Agreement, and subject to the terms and conditions contained in this Agreement, the Parties agree as follows:

                                    ARTICLE 1

                         DEFINITIONS AND INTERPRETATIONS
1.1      Definitions.

                  Terms which are defined in Sections other than Article 1 of this Agreement, shall have the meanings attributed to them where defined. As used in this Agreement, the following terms shall have the meanings set forth below, unless the context otherwise requires, and the meanings shall be equally applied to both the singular and plural forms of the terms defined:

         "1031 Exchange" shall have the meaning set forth in Section 12.3.

         "1060 Forms" shall have the meaning set forth in Section 12.2.

         "Acquired Employee" shall have the meaning set forth in Section 4.3(d).

         "Affiliate" shall, with respect to each of Seller and Buyer, mean any of its parents, subsidiaries, affiliates, or joint venturers, or any other Person directly or indirectly controlling, controlled by, or under common control with the Party.

         "Allocation" shall have the meaning set forth in Section 12.2.

         "Antitrust Regulatory Authorities" means the Federal Trade Commission, the Department of Justice and all applicable agencies of the states of Utah and Idaho with authority over antitrust proceedings or matters involving the Assets.

         "Applicable Law" means any applicable statute, law, ordinance, rule or regulation.

         "Approved Investments" means (i) demand or time deposits, certificates of deposit or acceptances of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $250 million or (ii) any evidence of indebtedness issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof).

         "Assets" means the Refinery located in Davis County, Utah, the Land on which the Refinery is located and the related assets, Improvements and Equipment used or held for use in the operation of the Refinery, including the loading facility at the Refinery, as described in Schedules 2.1.1(a), 2.1.2(a), 2.1.3(a), 2.1.9(a) and 2.1.10(a); Seller's interest to the non-exclusive right to use all patents, know-how and other Intellectual Property used or held for use by Seller or its Affiliates in the Operations including the patents, know-how and other intellectual property, listed in Schedules 16.1(a), 16.1(b) and 16.1(c); all plans (including proposed and tentative plans, whether or not adopted), specifications and drawings (including Seller's interest to use patents, know-how and other Intellectual Property related to such plans) related to the operation of the Refinery; the crude pipelines into and the product pipelines from the Refinery ("Pipelines"), as described in Schedule 2.1.1(b); Seller's interest in the Terminals, as described in Schedule 2.1.1(d); Seller's interest in certain agreements and contracts (including the Contracts, the Leases and Easements and that portion of the Marketer Agreements, which covers the sale and delivery by Marketers of Motor Fuels to retail service stations located in the States of Utah, Wyoming, Idaho and/or Montana), as listed in Schedules 2.1.4(a), 2.1.2(b), 2.1.3(c), 2.1.4(c) and 2.1.2(d); Seller's interest in the Retail Sites and the related assets, Improvements and Equipment located on the Retail Sites, as described in Schedules 2.1.1(c) and 2.1.2(c); the Seller Feedstock Inventory and the Seller Product inventory ,as generally estimated in
Schedule 2.1.1(g); the Seller Other Inventory, as generally estimated in
Schedule 2.1.5(g); Seller Non-Hydrocarbon Retail Site Inventory, as generally estimated in Schedule 2.1.2(g); and Retail Site Product Inventory, as generally estimated in Schedule 2.1.3(g), Seller's interest in Permits, listed in Schedules 2.1.1(e) and 2.1.2(e); Prepaid Expenses and Deposits; the Records and all other privileges, rights, interests, properties and assets of Seller or its Affiliates of every kind and description and wherever located that are used or intended for use in the Operations, but "Assets" shall exclude Seller's proprietary trade names and trademarks (except as specifically granted by Seller to Buyer in this Agreement and the Related Agreements); the Excluded Assets, as described and/or listed in Schedule 2.1.1(f); the Excluded Rail Cars, as listed in Schedule 2.1.2(f); Third Party Inventory as described in Schedule 2.1.4(g); and Third Party Property, as described in Schedule 11.4(a). Buyer acknowledges that certain of the Assets require third party consent to transfer and that the Terminals are subject to a right of first refusal in favor of Sinclair Marketing, Inc.; that the transfer of the Terminals will be subject to the provisions of Section 2.1(c) hereof; the transfer of such Assets requiring third party consents will be subject to the provisions of Sections 7.3 and 12.7 hereof; and governmental approval is required for the transfer of all Environmental Permits (as defined in the Environmental Agreement) and other operating licenses and permits issued by federal or state governmental agencies.

         "Base Rate" shall mean the lesser of (i) the per annum rate of interest calculated on a daily basis using the 3-month Treasury Bill rate published in the Wall Street Journal for the applicable day (with the rate for any day for which such rate is not published being the rate most recently published) plus two hundred (200) basis points; and (ii) the maximum nonusurious rate of interest permitted by Applicable Law, such Base Rate to be adjusted automatically as and to the extent that either (i) or (ii) immediately above changes from time to time.

         "Claim" shall have the meaning specified in Section 15.1.

         "Claim Notice" shall have the meaning set forth in Section 14.2.

         "Claiming Employee" shall have the meaning set forth in Section 4.9(a).

         "Closing" means the closing of the purchase and sale contemplated hereunder.

         "Closing Date" means the time and date established for the Closing pursuant to Section 3.1 hereof.

         "Code" shall mean the Internal Revenue Code of 1986, as amended, or any successor thereto, and the rules and regulations thereunder.

         "Collective Bargaining Agreements" shall have the meaning set forth in
Section 4.2.

         "Compensation Claims" shall have the meaning set forth in Section
4.9(a).

         "Confidential Technology Information" shall have the meaning set forth in Section 16.3(a).

         "Contracts" shall mean those contracts and agreements listed on Schedules 2.1.4(a), 2.1.2(b), 2.1.3(c), 2.1.4(c) and 2.1.2(d) and the Marketer
Agreements.

         "Damages" shall mean (a) any and all obligations, claims, losses, liabilities, damages (but excluding any indirect, special, consequential punitive or exemplary damages, other than such damages as may be awarded to a third party against an Indemnified Party), Taxes, penalties, fines, assessments, deficiencies, losses (excluding lost profits), Judgments, settlements, costs and reasonably incurred expenses, interest, bonding and appellate costs and attorneys', accountants', engineers', consultants' and investigators' reasonable fees and disbursements, in each case after the application of any and all amounts actually recovered by the Indemnified Party under insurance contracts or similar arrangements (but excluding self-insurance arrangements and net of deductibles and increases in premiums or other increased costs of insurance relating to or arising out of such recoveries,) and from third parties by the Person claiming indemnity and (b) interest on such aforesaid items consistent with the Applicable Law at (i) the Base Rate beginning thirty (30) days after the date on which the Indemnified Party makes a payment in respect of a claim or demand asserted by a third party against the Indemnified Party for which the Indemnified Party is entitled to indemnification hereunder or (ii) the Late Payment Rate beginning on the date a final and non-appealable judgment or award is entered in favor of the Indemnified Party.

         "Deeds" shall have the meaning set forth in Section 3.2(a)(i).

         "Default" shall have the meaning set forth in Section 16.5.

         "Deliverable Items" shall mean design manuals, operation manuals, blue prints, engineering studies and engineering reports and with respect to computer software, object code; source code; user operations and system documentation; system engineering and design information; and all associated data files and data bases to the extent such systems are used in or exist for the operation of the Assets and can be delivered by a Party (i.e., if software licenses are assignable); except that Deliverable Items does not include Excluded Assets set forth in Schedule 2.1.1(f).

         "Deposit" shall have the meaning set forth in Section 2.3(b).

         "Disclosing Party" shall have the meaning set forth in Section
20.13(e).

         "Effective Time" shall mean 12:01 A.M. Mountain Time or Pacific Standard Time, as applicable, on the Closing Date.

         "Electing Party" shall have the meaning set forth in Section 12.3.

         "Employees" shall have the meaning set forth in Section 4.1(b).

         "Environmental Agreement" shall have the meaning set forth in Section 13.1.

         "Equipment" shall mean all furnishings, furniture, computer equipment and hardware, fittings, equipment, machinery, refining process units, tools, apparatus, tanks, pipelines, gasoline and diesel dispensing pumps, cash registers, signage, maintenance and janitorial equipment, sewers, appliances, trucks, automobiles, other vehicles and rolling stock and other articles of personal property of every kind whatsoever which is used or held for use primarily in the operation of the Refinery, Terminals, Pipeline and/or Retail Sites, except for any equipment listed in Schedules 2.1.1(f), 2.1.2(f), 11.4(a) and 11.4(b).

         "Excluded Assets" means (i) all of Seller's cash, deposits and bank accounts; (ii) all accounts receivable or exchange balances owed to or by Seller by reason of deliveries made by or to Seller or on account of the Assets prior to the Effective Time; (iii) the financial books and records of Seller or its Affiliates and the personnel, employment and other records of Seller as to their former employees other than the Records; (iv) any claims or other rights to receive monies arising prior to or after the date of execution hereof which Seller has or may have which are attributable to its ownership of the Assets prior to the Effective Time; (v) all company minute books and similar materials related to maintenance of company records other than the Records; (vi) all Intellectual Property and Trademarks not expressly licensed or conveyed to Buyer or its Affiliates by or pursuant to this Agreement or the Related Agreements; and (vii) those assets described on Schedules 2.1.1(f), 2.1.2(f), 2.1.4(g), 11.4(a) and 11.4(b).

         "Force Majeure Event" means any (1) fire, explosion, strike, lock-out, breakdown of machinery or equipment, casualty or accident; (2) act of God, including, without limitation, epidemic, hurricane, typhoon, earthquake, cyclone or flood; (3) war, revolution, civil commotion, act of enemies, blockade, or embargo; or (4) other similar occurrences or acts beyond the reasonable control of a Party hereto, which act or occurrence shall make it impossible for the Party concerned to carry out the obligations of such Party under this Agreement (but lack of financial ability shall not be a Force Majeure Event). Those provisions in this Agreement regarding Force Majeure Event shall only be applicable in the specific situation(s) in which this Agreement expressly provides they shall apply and in no other situations.

         "Improvements" shall mean any and all buildings, structures, fixtures or other improvements attached or affixed to the Land.

         "Indemnified Party" shall refer to the Person or Persons indemnified, or entitled, or claiming to be entitled to be indemnified, pursuant to this Agreement.

         "Indemnifying Party" shall refer to the Person having the obligation to indemnify pursuant to this Agreement.

         "Intangible Property" shall mean (i) any and all business trade secrets, including, but not limited to, sales tools, and supplier lists and (ii) other intangible assets and properties, including, but not limited to, any goodwill or going concern value associated with any of the foregoing, but excluding in each case all Intellectual Property and any of Seller's business or marketing plans.

         "Intellectual Property" means technical information, technology (including unpatented technology), software (including object and source code), confidential information, trade secrets, know-how, including patents, applications for patents, patentable or unpatentable inventions, copyrighted works, works subject to copyright protection, and covenants not to compete. The definition of "Intellectual Property" herein excludes Excluded Assets and excludes trademarks and tradenames, except to the extent the use of trademarks and tradenames is provided to Buyer under the Trademark License Agreement, the form of which is attached hereto as Exhibit I.

         "Judgments" shall mean all judgments, orders, decisions, injunctions, decrees or awards of any federal, state, local or foreign court, arbitrator or administrative or governmental authority, bureau or agency.

         "Known or Knowledge" or "To the knowledge of" or "Within the knowledge of" a Party, as used herein, shall, with respect to Seller, mean those facts, events or circumstances, if actually known to the Persons listed on Schedule 2.1.11, provided such Persons shall make inquiry of and be responsible for the actual knowledge of the managers and key employees under their supervision.

         "Land" shall mean the tracts (or parcels) of land described in Schedules 2.1.1(a), 2.1.1(b), 2.1.1(c) and 2.1.1(d) together with Improvements, easements, appurtenances and other hereditaments appurtenant to the tracts or parcels of land.

         "Late Payment Rate" shall mean the lesser of (i) the Base Rate, plus five hundred (500) basis points per annum, or (ii) the maximum rate of interest permitted by Applicable Law, such rate to be adjusted automatically as and to the extent that either (i) or (ii) immediately above changes from time to time.

         "Leases and Easements" shall mean, collectively, those real property leases, subleases, easements and similar agreements described on Schedules 2.1.1(a), 2.1.1(b), 2.1.1(c) and 2.1.1(d).

         "Legal Requirements" shall mean any and all (i) Applicable Laws; (ii) applicable Judgments; (iii) contracts with any federal, state, local or foreign court, arbitrator or administrative or governmental authority, bureau or agency relating to compliance with matters described in (i) or (ii) above, and (iv) applicable Permits; and as any of the foregoing matters described in (i) through
(iv) above may have been waived, amended, varied or otherwise modified by any Permit or Permit-related proceedings or other applicable proceedings.

         "Licensed Technology" means any Intellectual Property rights, including patents, technical information, data, technology, know-how and computer software that is owned by a third party and licensed or sublicensed to Seller or its Affiliates and is used or held for use in the operation of the Assets but excluding Excluded Assets and Trademarks.

         "Liens" shall mean any and all liens, mortgages, charges, pledges, security interests, burdens, easements, rights of way, zoning ordinances, mineral interests and exceptions, conditional sales contracts, options, rights of first refusal or other encumbrances of any nature whatsoever, including, but not limited to, such as may arise under any Contracts or Judgments.

         "Marketers" shall have the meaning set forth in the first recital.

         "Marketers Agreements" means those franchise agreements, motor fuel sales agreements and other agreements constituting the distributor franchise relationship between Phillips and the Marketers listed on Schedule 2.1.4(c). A representative Marketer Agreement is contained in Schedule 2.1.4(c).

         "Material Adverse Change" shall mean any casualty loss or damages to or any incident, situation, condition or occurrence relating to the Assets or Operations, which could reasonably be expected to (i) cost in excess of $5 million to repair or otherwise remedy (i.e. replace damaged hardware or unit, etc.), (ii) render the Assets incapable, on the Closing Date, of operating in the manner that is materially similar to the Asset's operation in the six months prior to the execution date of this Agreement, or (3) materially and substantially impair the ability of Buyer to conduct the business using the Assets from and after the Effective Time in substantially the same manner as conducted by Seller for the six months prior to the execution date of this Agreement, but shall not include occurrences resulting from changes in the economy or refining industry generally.

         "Motor Fuels" shall have the meaning set forth in the first recital.

         "Net Inventory Adjustment" means the true-up and adjustment of the valuation of the Seller Inventories as described in Section 3.3(g).

         "Net-Inventory Amount" means the valuation of the Seller Inventories to be included in the Purchase Price of the Assets.

         "Net Inventory Estimate" means Seller's good faith estimate of the Net Inventory Amount, which estimate shall be included in the purchase price of the Assets to be paid by Buyer to Seller at Closing, as described in Section 3.3(f).

         "Net Inventory Estimate Date" shall have the meaning set forth in
Section 3.3(f).

         "Non-Represented Employee" shall have the meaning set forth in Section 4.1(b).

         "Operations" shall mean those activities conducted by Seller, including the purchase, transportation, refining, processing, distribution, storage and sale of petroleum products, as of August 2, 2002 and up to the Effective Time, utilizing the Assets.

         "Party" and "Parties" means each of Seller and Buyer and collectively Seller and Buyer.

         "Pension Benefit Adjustment" means the true-up and adjustment of the Pension Benefit Amount as described in Section 4.11.

         "Pension Benefit Amount" shall have the meaning set forth in Section 4.11.

         "Pension Benefit Amount Estimate" means $3,805,000, which is Seller's good faith estimate of the Pension Benefit Amount as of the date hereof.

         "Permits" shall mean any and all permits, temporary permits to construct or operate, authorizations, approvals, certificates, certificates of approval, registrations, rights of way, orders, waivers, variances or other licenses issued or granted by any federal, state or local administrative or governmental authority, bureau or agency (i) under any Legal Requirement, including, but not limited to, Environmental Laws (as defined in the Environmental Agreement);

or (ii) under or pursuant to any Judgment or any Contract with any such administrative or governmental authority, bureau or agency relating in each case to compliance with any Legal Requirement.

         "Permitted Encumbrances" shall mean (i) Liens that are caused or created by Buyer; (ii) Liens for Taxes not yet due and payable or which are being contested in good faith, and such contested liens have been fully disclosed to Buyer on Schedule 5.11; (iii) non-monetary Liens that do not materially interfere with the ability of Seller or Buyer to own and operate the Assets in substantially the manner conducted before the Closing; (iv) mechanics', carriers', workers', repairmen's or other similar Liens arising or incurred in the ordinary course of business relating to liabilities that are not overdue; (v) Liens that arise under zoning, land use and other similar laws, none of which would materially interfere with the conduct of the operations of the Assets by Buyer following the Effective Time, and (vi) non-monetary Liens set forth in the title reports provided to Buyer prior to the date of this Agreement; provided, however, that unless Buyer has expressly agreed herein to assume liability for a specific indebtedness, Permitted Encumbrances shall not include any indebtedness, whether or not of record, which are not disclosed to and expressly assumed by Buyer.

         "Person" means an individual, corporation, partnership, association, trust, limited liability company or any other entity or organization, including a government or political subdivision or agency, unit or instrumentality thereof.

         "Pipeline Agreements" shall mean leases, subleases, licenses, permits, franchises, assignments, easements, rights-of-way and other agreements used in the operation of or otherwise necessary to operate the Pipeline.

         "Pipelines" shall have the meaning set forth in the first recital; provided, Pipelines does not include Seller's system-wide, centralized operations center or the system-wide hardware, software or databases used by Seller for operations of Seller's pipelines.

         "Prepaid Expenses and Deposits" shall mean those prepaid rentals, prepaid expenses, bonds and deposits listed on Schedule 3.3(a)(iii).

         "Purchase Price" shall have the meaning specified in Section 2.3(a).

         "Refinery" shall have the meaning as specified in the first recital.

         "Records" means Seller's operational and technical records, books, papers and documents, including Deliverable Items, used by or for the operation of the Assets up to the Effective Time, including without limitation, specifications, surveys, building and machinery diagrams, financial records, personnel and labor relations records, environmental records and reports, sales and property tax records and customer data and supplier data. For the avoidance of doubt, Records specifically excludes (i) any of the Seller's business plans, strategies and financial records which address or reflect activities unrelated to the Assets; (ii) any of Seller's company minute books and records, tax returns or other materials which do not pertain to the Assets or ongoing day-to-day operation of the Operations; and (iii) medical records for which the Acquired Employees written consent to the release of such records is not obtained. Unless otherwise specifically agreed to by Seller, Seller's obligation to provide electronic Records to Buyer will only include Records maintained by Seller for three years preceding Closing, except for Records required for Buyer to comply with regulatory requirements or otherwise to operate the Assets.

         "Related Agreements" shall mean the agreements listed in Section 3.2(c) and any other agreements or documents executed in connection with or as required under this Agreement.

         "Represented Employee" shall have the meaning specified in Section 4.1(a).

         "Retail Sites" shall have the meaning specified in the first recital.

         "Seller Base Inventory" shall mean that crude oil, feedstock, intermediate petroleum products, or refined petroleum products (excluding water and sludge) that is contained in Refinery tank bottoms below low-suction, Refinery line fill, or in Refinery process units owned by the Seller.

         "Seller Feedstock Inventory" shall mean that crude oil, feedstock, or intermediate petroleum product contained in storage tanks, line fill and in process units as applicable (but less water and sludge) owned by the Seller and located at the Refinery, Pipeline or Terminals or in terminals belonging to third parties and specified to be sold, or which is in transit, to the Refinery.

         "Seller Inventories" shall mean, collectively, the Seller Feedstock Inventory, Seller Product Inventory, Seller Other Inventory, Seller Retail Site Product Inventory and Seller Non-Hydrocarbon Retail Site Inventory.

         "Seller Non-Hydrocarbon Retail Site Inventory" shall mean the inventory of non-hydrocarbon products, wares, merchandise and materials and supplies located at or otherwise held for use at the Retail Sites.

         "Seller Other Inventory" shall mean the catalysts, chemicals, additives, spare parts, store stocks, supplies and personal property owned by Seller or its Affiliates and used in the Operations and that are located at or otherwise held for use by the Refinery, the Terminals or the Retail Sites and which is not an Excluded Asset.

         "Seller Product Inventory" shall mean those certain refined products contained in storage tanks, line fill, and in process units as applicable (but less water and sludge) owned by the Seller and located at or otherwise held for use by the Refinery, Pipeline and Terminals.

         "Seller Retail Site Product Inventory" shall mean those certain refined products including gasoline, diesel, motor oil and lubricants located at or otherwise held for use by the Retail Sites.

         "Taxes" shall mean all United States federal, state, local or foreign income, profits, estimated, gross receipts, windfall profits, severance, real or personal property, intangible property, occupation, production, franchise, capital gains, employment, withholding, social security (or similar), disability, registration, stamp, payroll, goods and services, alternative or add-on minimum tax, or any other taxes, charges, fees, imposts, duties, levies, withholdings or other assessments imposed by any governmental entity, including environmental taxes imposed pursuant to Chapter 38 of the Code, and similar state laws, excise taxes, customs duties, utility, property, sales, use, value added, transfer and fuel taxes, or other like assessment or charge of any kind whatsoever, together with any interest, fines, penalties or additions to tax attributable to or imposed on or in respect thereof imposed by any governmental authority, whether or not disputed, including all applicable sales, use, excise, business, occupation or other tax, if any, relating to this or any other service, supply or operating agreement.

         "Tax Return" shall mean any return, declaration, report or similar statement required to be filed with respect to any Taxes (including any attached schedules) including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

         "Terminals" shall have the meaning as specified in the first recital.

         "Testing Agents" shall have the meaning specified in Section 3.3
(b)(i).

         "Third Party Claims" shall have the meaning specified in Section 14.2.

         "Third Party Inventory" shall mean the inventory of products, ownership of and title to which remains in third parties, maintained on the premises of the Assets, such Third Party Inventory being described in Schedule 2.1.4(g).

         "Third Party Property" shall mean Improvements, Equipment and inventory located on the Land owned by Persons not a Party, that are not owned by or leased to Seller or its Affiliates and that are listed on Schedule 11.4(a).

         "Trademarks" shall mean with regard to Seller (i) any and all trademarks, trademark registrations, trademark applications, service marks, service mark registrations, service mark applications, trade dress, word marks, word mark registrations, word mark applications and trade names, including, without limitation, the names Phillips, Phillips 66, Kicks and Kicks 66 used or licensed to Seller in connection with any of the Operations; and (ii) the goodwill of the Operations to the extent relating to such Trademarks.

         "Transaction Information" shall have the meaning specified in Section 20.13(a).

         "Union" shall have the meaning specified in Section 4.2.

1.2      Interpretations.

                  (a) All references herein to Sections, Exhibits and Schedules are to Sections of and Exhibits and Schedules attached to and forming part of this Agreement, unless the contrary is specifically stated.

                  (b) Unless the context requires otherwise in this Agreement, the singular shall include the plural and vice versa.

                  (c) The headings of the Sections and subsections of this Agreement and the headings contained in the Exhibits and Schedules hereto are inserted for convenience of reference only and shall not in any way define or affect the meaning, construction, or scope of any of the provisions hereof or thereof.

                  (d) In the event of any conflict between the main body of the Agreement and the Exhibits/Schedules hereto, the provisions of the main body of the Agreement shall prevail.

                  (e) Except where specifically stated otherwise, any reference to any statute, regulation, rule, or agreement shall be a reference to the same as amended, supplemented or re-enacted from time to time.

                  (f) Whenever the words "include," "including," or "includes" appear in this Agreement, they shall be read to be followed by the words "without limitation" or words having similar impart.

                                    ARTICLE 2

          SALE AND PURCHASE; DISCLAIMER OF WARRANTIES; PURCHASE PRICE;
             METHOD OF PAYMENT; LIMITED ASSUMPTION AND RETENTION OF
                                   LIABILITIES

2.1      Sale and Purchase.

                  (a) At Closing, subject to the conditions hereof, Seller agrees to sell, assign, transfer, convey and deliver ("Transfer") to Buyer, and Buyer agrees to accept, purchase and pay for ("Purchase") the Assets. The Assets are subject to leases, easements, Permitted Encumbrances and other encumbrances specifically listed on the Schedules attached hereto. Some of the Assets are subject to rights of first refusal by third parties or necessity of obtaining consent from third parties for assignment, all as specifically listed in the Schedules attached hereto or in this Agreement.

                  (b) The Assets being Transferred by Seller to Buyer exclude the Third Party Inventory, described in Schedule 2.1.4(g), Third Party Property, described in Schedule 11.4(a), and the Excluded Assets, described in Schedules 2.1.1(f), and the Excluded Rail Cars, described in Schedule 2.1.2(f).

                  (c) Buyer acknowledges that Sinclair Marketing, Inc. ("Sinclair") has a right-of-first-refusal ("ROFR") to purchase Seller's interest in the two Terminals located at Boise and Burley, Idaho and that waiver of Sinclair's ROFR must be obtained before Seller can transfer its interest in the Terminals to Buyer. In the event that Sinclair refuses to provide the waiver in advance of Closing, the Terminals shall be removed from the Assets, and Seller shall enter into an equivalent, substitute arrangement/agreement with Buyer, on terms mutually acceptable to Buyer and Seller, subject to any required prior approval by applicable Antitrust Regulatory Authorities, such as a throughput agreement, lease agreement, license agreement or some other arrangement to provide to Buyer the same commercial benefit it would have acquired if it had purchased Seller's interest in the Terminals. The documents evidencing any substitute arrangement will include a full indemnity from Seller in favor of Buyer if such substitute arrangement is challenged by Sinclair or any other Person or otherwise fails to provide the required commercial benefit to Buyer.

                  (d) For Marketer Agreements, where the Marketer sells and delivers Motor Fuels to retail service stations located in states other than Utah, Wyoming, Idaho and Montana (as well as in these four states), Seller shall assign to Buyer Seller's interest in that portion of the Marketer Agreements, which covers the Marketers' sale and delivery of Motor Fuels to retail service stations located in the states of Utah, Wyoming, Idaho and/or Montana. Such assignment shall be in form and content mutually satisfactory to Buyer and Seller. Seller shall retain that portion of the Marketer Agreements that covers the Marketers' sale and delivery of Motor Fuels to retail service stations located in states other than Utah, Wyoming, Idaho and Montana.

                  (e) Three of the Retail Sites in Wyoming are branded "Coastal." Pursuant to the Trademark License Agreement between Seller and El Paso CGP Corporation (formerly known as The Coastal Corporation), Seller has the right to use the Coastal trademark at the three Retail Sites in Wyoming until April 24, 2011. If Buyer chooses to maintain the Coastal trademark at these three Retail Sites (until no later than April 24, 2011), Seller will assign to Buyer Seller's right to use the Coastal Trademark at these three sites until April 24, 2011.

                  (f) In addition to the Marketer Agreements, Seller is obligated to provide price incentives to certain Marketers, and Seller has entered into loan and reimbursement agreements, such price incentive, loan and reimbursement arrangements being listed in Schedule 3.3(a)(iv). At Closing, Seller shall assign to Buyer and Buyer shall assume the obligations under these price incentive agreements, and Buyer shall receive a conveyance of and be entitled to receive reimbursement from Marketers of any unamortized balances of the loan and reimbursement agreements if Marketers breach these agreements or switch suppliers before the loans or reimbursement obligations are completely amortized.

2.2      Disclaimer of Warranties.

                  (a) Seller will Transfer the Assets to Buyer, and Buyer will Purchase the Assets in an "AS IS", "WHERE IS" condition at Closing, without representation or warranty of any kind, except as otherwise specifically provided in this Agreement and in the Related Agreements. Seller will transfer good and marketable title to the Land and Improvements transferred by deed to Buyer (subject only to leases, easements and Permitted Encumbrances specifically noted on the Schedules) and to the personal property transferred by bill of sale or other instrument of assignment or conveyance to Buyer.

                  (b) SELLER EXPRESSLY DISCLAIMS ANY AND ALL LIABILITY FOR ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE ASSETS. BUYER WAIVES THE UNIFORM COMMERCIAL CODE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO SUCH IMPROVEMENTS AND EQUIPMENT, PROVIDED THIS WAIVER WILL NOT LIMIT THE REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT.

2.3      Purchase Price.

                  For and in consideration of the respective conveyances, assignments, representations, warranties and covenants described herein, Buyer agrees to pay to Seller, and Seller agrees to accept from Buyer the purchase price, and other consideration, as follows:

                  (a) The purchase price ("Purchase Price") for the Assets is $25 million, plus the Net Inventory Estimate provided for in Section
         3.3 (as adjusted by the Net Inventory Adjustment) less the Pension Benefit Amount Estimate provided for in Section 4.11 (as adjusted by the Pension Benefit Adjustment).

                  (b) Simultaneously with the execution of this Agreement, Buyer shall deliver to Seller $2.5 million, either in cash or an irrevocable letter of credit in a form acceptable to Seller ("Deposit"), as a deposit against the Purchase Price. If a cash deposit is provided, then Seller will invest such amount in Approved Investments as directed by Buyer pending Closing.

                  (c) At Closing, Buyer will pay to Seller $25 million plus the Net Inventory Estimate provided for in Section 3.3 less the Pension Benefit Amount Estimate reduced by the sum of the cash Deposit amount and any accrued interest on such cash Deposit.

2.4      Method of Payment.

                  All amounts to be disbursed by a Party at or, pursuant to the terms of this Agreement, prior to the Closing or paid after Closing, shall be made in immediately available U.S. funds, by wire transfer to a U.S. bank account designated by the receiving Party or by any other means agreed to by the receiving Party.

2.5      Limited Assumption and Retention of Liabilities.

                  (a) Upon the condition that the Closing shall occur, and subject to the provisions of the Environmental Agreement between the Parties and the liabilities retained by Seller pursuant to Section 2.5(b), Buyer shall assume and agrees to discharge:

                           (i) all liabilities (other than environmental liabilities which are addressed in the Environmental Agreement) relating to or arising from the ownership or operation by Buyer or its Affiliates of the Assets from and after the Effective Time;

                           (ii) all liabilities and obligations specifically assumed by Buyer pursuant to the Environmental Agreement;

                           (iii) obligations arising from and after the Effective Time to be performed after the Effective Time under the Contracts, Leases,

                           Easements, Permits and licenses of Licensed
                           Technology, which are assigned or sublicensed by Seller to Buyer at Closing;

                           (iv) Taxes payable and other current liabilities which are specifically assumed by Buyer in this Agreement and reflected on Schedule 2.5(a).

                           (v) All liabilities specifically assumed by Buyer pursuant to Article 4 hereof; and

                           (vi) any liability or obligation with respect to any litigation asserted in the future against Seller or Buyer with respect to operation of the Assets by Buyer or its Affiliates after the Effective Time.

                  (b) Subject to the provisions of the Environmental Agreement between the Parties, Seller shall retain and be liable for the following:

                           (i) all liabilities related to or arising from the ownership or operation of the Assets prior to the Effective Time;

                           (ii) all liabilities and obligations retained by Seller pursuant to the Environmental Agreement between the Parties;

                           (iii) all Taxes payable and other current liabilities of Seller arising or accruing with respect to the period ending on or before the Effective Time other than those Taxes specifically assumed by Buyer in this Agreement;

                           (iv) obligations arising under the Contracts, Leases, Easements and Permits that are required to be performed prior to the Effective Time;

                           (v) all liabilities retained by Seller pursuant to
                           Article 4 hereof;

                           (vi) any liability or obligation arising out of or relating to any of the Excluded Assets;

                           (vii) any liability or obligation with respect to any litigation pending or asserted in the future against Seller or Buyer with respect to the ownership or operation of the Assets prior to the Effective Time, except to the extent specifically assumed by Buyer in this Agreement or in a Related Agreement; and

                           (viii) any liabilities or obligations related to or arising from the employee benefit plans or other compensation or employee benefit arrangements maintained by or on behalf of Seller or its Affiliates for the benefit of Employees.

                  (c) Seller acknowledges and agrees that Buyer is not assuming any liabilities with respect to the Assets or Operations other than those liabilities expressly assumed by Buyer pursuant to this Agreement and the Related Agreements.

                                    ARTICLE 3

                                     CLOSING

3.1      Place and Time.

                  The Closing shall take place at the offices of Vinson & Elkins L.L.P., 3700 Trammell Crow Center, 2001 Ross Avenue, Dallas, Texas, the earlier of (i) three Business Days following satisfaction of all of the conditions to close contained herein or (ii) on such other date as Buyer and Seller may mutually agree.

3.2      Transactions and Deliveries at or Prior to Closing.

                  (a) At or prior to the Closing, Seller shall deliver to Buyer:

                           (i) properly executed and acknowledged warranty deed
                  or deeds (the "Deeds") to the Land and the Retail Sites owned in fee by Seller or its Affiliates, the Improvements thereon, and the appurtenances thereto, each such deed to be in substantially the form of Exhibit A, covering the Land and the Retail Sites identified in Schedules 2.1.1(a), 2.1.1(b), 2.1.1(c) and 2.1.1(d) to be transferred to
                  Buyer. The Deeds will contain use restrictions to the extent required by Utah law.

                           (ii) properly executed bills of sale in substantially
                  the form of Exhibit B, covering the Pipelines, Equipment and personal property identified in Schedules 2.1.2(a), 2.1.3(a), 2.1.10(a), 2.1.1(b) and 2.1.2(c) and the Seller Inventories to be transferred to Buyer, together with executed certificates or ownership for all registered motor vehicles to be transferred to Buyer.

                           (iii) properly executed and acknowledged assignments
                  and assumptions of Seller's interest in the Contracts listed in Schedules 2.1.4(a), 2.1.2(b), 2.1.3(c), 2.1.4(c) and
                  2.1.2(d), including assignments for certain Marketer Agreements, as explained in Section 2.1(d), the Leases and Easements, rights-of-way, Permits and the Pipeline Agreements listed in Schedules 2.1.9(a), 2.1.10(a), 2.1.1(b), 2.1.1(e)
                  and 2.1.2(e) for which no consent to assignment is required or for which any required consent to assignment has been obtained or waived by the third party, each such assignment and assumption to be in substantially the form of Exhibit C. Additionally the Parties agree to execute and deliver such other forms of conveyance as may be required by any governmental authority;

                           (iv) (a) any consents or approvals required or
                  desirable to enable Seller to sublicense the Licensed Technology to Buyer pursuant to Section 16.2, along with complete and accurate copies of each third party agreement related to the Licensed Technology;

                                    (b) an assignment of Seller's right to use
                           the Coastal Trademarks at three Retail Sites in Wyoming, if Buyer elects to receive those rights on or before the Closing pursuant to Section 2.1(e); and

                                    (c) a license to use the KEAS technology
                           described in Section 16.1(c) from Waukesha in a form acceptable to Buyer in such scope to allow the continued use of the KEAS technology by Buyer as used or held for use by Seller in the operation of the Refinery by Seller, or such other alternative arrangements or substitute equivalent assets as Buyer may deem to be an acceptable alternative;

                           (v) a properly executed and acknowledged general
                  conveyance of all of the Assets for which no specific conveyance is clearly applicable;

                           (vi) copies of Seller's resolutions, certified as
                  being correct and complete and then in full force and effect, authorizing the execution of this Agreement and the Related Agreements to which it is a party and the consummation of the transactions contemplated under this Agreement and the Related Agreements to which it is a party (in each case to the extent required by such Person's organizational documents);

                           (vii) certificates of incumbency and specimen
                  signatures of the signatory officers of Seller;

                           (viii) a certificate of formation and good standing
                  by the State of Delaware, and copies of Seller's certificate of registration to do business in the States of Utah, Wyoming, Idaho and Montana as a foreign company;

                           (ix) the properly executed purchase price allocation
                  schedule described in Section 12.2 hereof;

                           (x) copies of consents of third parties required to
                  be obtained prior to the assignment of the Leases and Easements, Permits and the Contracts to be assigned pursuant to Section 3.2(a)(iii);

                           (xi) a certificate of non-foreign status as provided
                  in Treasury Regulation Section 1.1445-2(6), in substantially the form attached hereto as Exhibit K;

                           (xii) Title Opinions and Surveys as required by
                  Section 10.5 hereof; and

                           (xiii) Such other agreements or assignments as may be
                  required to accomplish or fulfill the purposes and intent of this Agreement.

                  (b) At or prior to the Closing, Buyer shall deliver to Seller:

                           (i) the Purchase Price payment specified in Section
                  2.3(c);

                           (ii) properly executed and acknowledged assignments
                  and assumptions of Seller's interest in the Contracts, the Leases and Easements, the Permits and the Marketers Agreements, for which no consent to assignment is required or for which any required consent to assignment has been obtained or waived by the third party, each such assignment and assumption to be in substantially the form of Exhibit C. Additionally the Parties agree to execute and deliver such other forms of conveyance as may be required by any governmental authority;

                           (iii) copies of Buyer's resolutions certified as
                  being correct and complete and then in full force and effect, authorizing the execution of this Agreement and the Related Agreements, and the consummation of the transactions contemplated under this Agreement and the Related Agreements (in each case to the extent required by such Person's organizational documents);

                           (iv) certificates of incumbency and specimen
                  signatures of the signatory officers of Buyer; and

                           (v) certificate of existence and good standing issued
                  by the State of Delaware and a copy of Buyer's or its operating Affiliate's certificate of registration to do business in the States of Utah, Wyoming, Idaho and Montana as a foreign company.

                  (c) At the Closing, Buyer and Seller or Seller's Affiliates shall enter into the conveyance and assumption agreements referenced in
         Section 3.2(a), (b) and (c) and all other agreements required by this Agreement including the following agreements (collectively the "Related Agreements"):

                           (i) HF Alkylation Technology License Agreement as set
                  forth in Exhibit D;

                           (ii) Maxcat Coke Reduction Technology License
                  Agreement as set forth in Exhibit E;

                           (iii) Crude Assays Database License Agreement as set
                  forth in Exhibit F;

                           (iv) Credit Card Agreement, as set forth in Exhibit
                  G;

                           (v) Transition Services Agreement under which the
                  Seller or its Affiliates may provide services to Buyer, as set forth in Exhibit H;

                           (vi) Trademark License Agreement, as set forth in
                  Exhibit I;

                           (vii) Environmental Agreement, as set forth in
                  Exhibit J; and

                           (viii) Phillips Branded Ancillary Products Purchase
                  Agreement, as set forth in Exhibit L.

3.3      Inventory Adjustments.

                  (a) Calculation. The Net Inventory Amount shall include the value of the Seller Inventories and the value of the Prepaid Expenses and Deposits, which shall be calculated as follows:

                           (i) The value of Seller Feedstock Inventory, Seller
                  Product Inventory and Seller Retail Site Product Inventory shall be calculated in accordance with Schedule 3.3(a)(i), as of the Effective Time, using the method of determination and the valuation guidelines described in Section 3.3(b)(i); plus

                           (ii) The value of Seller Non-Hydrocarbon Retail Site
                  Inventory shall be calculated using the method of determination and the valuation guidelines described in
                  Section 3.3(b)(ii); plus

                           (iii) The value of Prepaid Expenses and Deposits, as
                  of the Effective Time, as prorated and calculated in accordance with Schedule 3.3(a)(iii).

                           (iv) For purposes of calculating the Net Inventory
                  Amount and calculating the Net Inventory Adjustment, no value will be attributed to the Seller Base Inventory or Seller Other Inventory, it being the intent of the Parties that the Purchase Price (without consideration of the Net Inventory Amount) includes the Seller Base Inventory and the Seller Other Inventory.

                  (b) Method of Inventory Determination.

                           (i) Determination of the volumes of Seller Feedstock
                  Inventory, Seller Product Inventory and Seller Retail Site Product Inventory, at the Effective Time, shall be made by independent inspectors ("Testing Agents") appointed by Buyer and Seller at least ten (10) days prior to the Closing Date and mutually acceptable to both Parties. The volumes determined by the Testing Agents shall be adjusted in accordance with normal industry practice, based upon testing by the Testing Agents, for water, contaminants, and sediment using standard industry guidelines, including those relating to temperature, pressure and specific gravity. The Testing Agents shall issue a written report within twenty (20) days after the Closing Date, setting forth the volumes and quantities on a tank, vessel, pipeline and/or location basis.

                           (ii) Determination of the Seller Non-Hydrocarbon
                  Retail Site Inventory, at the Effective Time, shall be determined by an independent inventory service firm, retained at least ten (10) days prior to the Closing Date at the mutual agreement of Seller and Buyer. Commencing at or about 6:00 a.m. Mountain Standard Time, or such other time as the Parties may establish, on the eve of the Closing Date, measurement of Non-Hydrocarbon Retail Site Inventory at approximately one-half of the total Retail Site locations shall be taken. Inventory measurement at the remaining Retail Site locations shall commence at or about 6:00 a.m. on the Closing Date. The independent inventory service firm will be assigned to witness the actual count of Non-Hydrocarbon Retail Site Inventory. Any merchandise found during the conduct of the physical inventory to be not suitable for resale and not returnable in the opinion of the Buyer shall be excluded from the final inventory count. The results of the physical inventory will be binding and shall be mutually agreed upon in writing by Seller and Buyer within five business days after the Closing Date. All sales after the taking and witnessing of the Seller Non-Hydrocarbon Retain Site Inventory shall be for the account of the Buyer.

                                    (1) Seller agrees to allow Buyer the option
                           of purchasing up to $500 in cash at each Retail Site location to use as a reserve fund for the first day of operation under Buyer's control.

                                    (2) Non-Hydrocarbon Retail Site Inventories
                           at the Retail Sites shall be valued at seventy percent (70%) of the marked retail price, except for beer and wine which shall be valued at seventy-five percent (75%) of retail prices. Cigarettes will be valued at 70% of the single pack retail price. Bags of fountain syrup, cups, bags of coffee, and ice bags will be valued at invoice cost. Car wash supplies will be valued at cost at the time of the transfer.

                  (c) Cost of Performing Inventories. The cost of performing the inventories, including the cost for the Testing Agents and the independent inventory service firm, shall be borne 50 percent by the Seller and 50 percent by the Buyer.

                  (d) Presence at Inventory Determination. Each Party shall be entitled, at its own expense, to have any employee, agent, consultant or other authorized representative present for any inventory determination so long as such employee, agent, consultant or other authorized representative does not interfere with the tasks or responsibilities of the Testing Agents or independent inventory service firm.

                  (e) Estimate of Seller Inventories. At least five (5) business days in advance of the Closing Date, Seller shall make a good faith estimate of the Seller Inventories and provide a copy thereof to Buyer setting forth the ownership, types, characteristics and volumes, on a tank, vessel, pipeline and/or location basis of the Seller Inventories.

                  (f) Net Inventory Estimate. The Net Inventory Estimate shall be an amount estimated by Seller in good faith and provided to Buyer at least five (5) business days in advance of the Closing Date ("Net Inventory Estimate Date") using the Seller Inventories estimate described in Section 3.3(e) applied to the most currently available values calculated in accordance with Schedules 3.3(a)(i) and Subsections 3.3b(i) and 3.3(b)(ii), and including the calculations of Prepaid Expenses and Deposits in accordance with Schedule 3.3(a)(iii).

                  (g) Post Closing Adjustments. Seller and/or Buyer shall make an adjustment payment pursuant to the Net Inventory Adjustment as follows:

                           (i) Not later than forty-five (45) days after the
                  Closing Date, an adjustment payment shall be made based on the difference between the Net Inventory Estimate and the finally determined Net Inventory Amount, based on the differences between the estimate of Seller Inventories described in
                  Section 3.3(e) and the amount of Seller Inventories determined by the Testing Agents as described in Subsections 3.3(b)(i) and the independent inventory service firm as described in Subsection 3.3(b)(ii), as valued pursuant to Schedule 3.3(a)(i) and Subsection 3.3(b)(ii)(2); and

                           (ii) Each adjustment payment shall be paid in
                  immediately available funds within five (5) days following the final determination of the final Net Inventory and the Net Inventory Adjustment. Any amount not paid when due shall bear interest at the Late Payment Rate for the period past due.

                  (h) Credit Card Proceeds. Seller sells product to Marketers in Utah, Wyoming, Idaho and Montana on certain credit terms. When the Marketers resell the product to their customers, the Marketers submit their credit card receipts to Seller to process. At the Effective Time, when Seller's assignment to Buyer of Seller's supply agreements with the Marketers in Utah, Wyoming, Idaho and Montana becomes effective, many of these Marketers will owe Seller for product purchased from Seller prior to the Effective Time. This amount due Seller shall be part of Seller's accounts receivable. For up to thirty (30) days beyond the Closing Date, Seller shall have the right to retain credit card proceeds arising with respect to sales transactions executed prior to the Effective Time from any Marketers in Utah, Wyoming, Idaho and Montana who owe Seller any unpaid amounts due Seller for any products sold by Seller to the Marketers prior to the Effective Time. After Seller has been paid all amounts owing to it for the pre-Effective Time accounts receivable, the remaining credit card proceeds will be transferred to and become the property of Buyer.

3.4      Approval Required by Antitrust and Regulatory Authorities.

                  (a) The Antitrust Regulatory Authorities must approve the sale of the Assets by Seller to Buyer, and this approval is a precondition to Closing. The Parties each agree that it will reasonably cooperate with the other Party and with the Antitrust Regulatory Authorities towards obtaining the Antitrust Regulatory Authorities approval of Seller's sale of the Assets to Buyer pursuant to the terms and conditions of this Agreement and the Related Agreements.

                  (b) Seller has entered into a Hold Separate Order with the Federal Trade Commission, by which the Assets, the Operations and Seller's employees at the Assets are held separately and managed separately and independently from Seller and Seller's other assets and business operations, from September 10, 2002 until Closing (the "Held Separate Period"). During the Held Separate Period, the Assets and the Operations will be under the management of the trustee approved by the FTC ("Held Separate Trustee") and the manager approved by the Federal Trade Commission ("Held Separate Manager"), and Seller's employees employed at the Assets during this period will be "Held Separate Employees", who will report to the Held Separate Manager. During the Held Separate Period, Seller and Buyer will need to coordinate and cooperate with the Held Separate Manager and Held Separate Employees with respect to certain matters involving the Assets including gaining access to and inspecting the Assets and Operations, interviewing Held Separate Employees and conducting inventories of the Assets.

                  (c) Seller and Buyer agree to use all reasonable efforts to obtain the approval of the Antitrust Regulatory Authorities to the transactions contemplated by this Agreement. In this connection, Seller will (i), as promptly as practicable after execution of this Agreement, file with the applicable Antitrust and Regulatory Authorities all reports and other documents required to be filed with such agencies concerning the transactions contemplated hereby (ii) will promptly comply with, or cause to be complied with, any requests by the Antitrust Regulatory Authorities for additional information concerning such transactions in each case so that approvals can be granted as soon as practicable after the execution of this Agreement and (iii) take all actions reasonably necessary and within Seller's control to obtain the required approvals from Antitrust Regulatory Authorities as soon as practicable following the execution of this Agreement.

                                    ARTICLE 4

                        EMPLOYMENT AND EMPLOYEE BENEFITS

4.1      Employees in General.  Schedule 4.1 contains a list of:

                  (a) the employees, including Short-Term Inactive Employees as defined below in paragraph 4.1(c), working at the Refinery as of the date of this Agreement who are represented by the Union (each, a "Represented Employee");

                  (b) the regular, full-time and regular, part-time employees, including Short-Term Inactive Employees as defined below in paragraph 4.1(c), working at the Refinery, in marketing support and at the Retail Sites as of the date of this Agreement who are not represented by the Union ( each, a "Non-Represented Employee"), which employees are employees of Seller (collectively Represented Employees and Non-Represented Employees, the "Employees"); and

                  (c) the employees at the Refinery and in marketing support who, as of the date of this Agreement, are not actively at work, including those who are on inactive employee status or leave of absence (each such employee an "Inactive Employee"). "Short-Term Inactive Employee" shall mean an employee who is not actively at work due to illness but who is not on inactive employee status or leave of absence other than a Family Medical Leave. "Long-Term Inactive Employee" shall mean an employee who is on inactive employee status or leave of absence except a Family Medical Leave. Schedule 4.1 shall identify in separate groupings the Short-Term Inactive Employees who are on Family Medical Leave and all the Long-Term Inactive Employees, and the reason for such inactive status, the date such Family Medical Leave, inactive employee status or leave of absence began, and the date the Family Medical Leave, inactive employee status or leave of absence is scheduled to end.
         Schedule 4.1 will be updated 10 business days prior to Closing and again at Closing.

4.2      Represented Employees.

                  Seller represents that it is bound by the Collective Bargaining Agreement, which is attached in Schedule 4.2(a)(i) ("Collective Bargaining Agreement") between Seller and the Paper, Allied-Industrial Chemical and Energy Workers International Union - Local 8-578 (the "Union"). Buyer agrees to recognize the Union as the exclusive representative for the employees in the bargaining unit covered by the Collective Bargaining Agreement. Subject to any limitations imposed by Applicable Law, Buyer shall adopt the Collective Bargaining Agreement and maintain it in full force and effect during its current term, except for changes permitted under the Collective Bargaining Agreement or mutually agreed to between the Buyer and the Union and except that Buyer shall not be required to continue the existing employee benefits (as set out on Schedule 4.2(b) ("Seller's Union Benefits"), but shall be entitled to establish such benefits as may be allowed by the Collective Bargaining Agreement ("Buyer's Union Benefits") for employees covered by the Collective Bargaining Agreement, and such employees shall be entitled to participate in Buyer's Union Benefits. Buyer shall make every commercially reasonable effort to obtain the approval of all third party plan providers for participation in such plans by said Employees.

4.3      Offers of Employment.

                  (a) Offers of Employment by Buyer.

                           (i) Buyer shall offer regular, full-time or regular,
                  part-time employment to all Represented Employees (excluding Long-Term Inactive Employees but including Short-Term Inactive Employees) on the terms provided in the Collective Bargaining Agreement, except to the extent otherwise permitted under Section 4.2; and

                           (ii) Except as otherwise agreed between Buyer and
                  Seller, Buyer shall offer regular, full-time or regular, part-time employment to the Non-Represented Employees (excluding Long-term Inactive Employees but including Short-Term Inactive Employees). Seller shall make every reasonable effort, prior to the Effective Time, to retain in employment all Employees.

                           (iii) Buyer shall offer employment to Non-Represented
                  Employees at a monthly salary or hourly rate of pay ("Base Pay Rate") that is at least equivalent to the Base Pay Rate that the Employee had with the Seller as of the last regularly scheduled workday immediately prior to the Effective Time. Buyer shall establish a bonus plan for Non-Represented Employees that is substantially comparable to the bonus plans in place for such Non-Represented Employees prior to the Effective Time. Buyer shall provide, for a period of one year following the Effective Time, to the Non-Represented Employees, which become employed by Buyer as of the Effective Time and only to the extent such employees continue to be employed by Buyer, benefits that are reasonably and substantially comparable in the aggregate to the benefits provided to the Non-Represented Employees by Seller immediately prior to the Effective Time.

                  (b) Employment Data. Seller shall, at least ten (10) days prior to Closing, provide Buyer with employment data, including, but not limited to, the name, title, employment history (including years of service), and current salary, bonus and incentive opportunity, accrued and used vacation, sick or short-term disability pay accrued and used, exempt or non-exempt status, and the job grade of each Represented and Non-Represented Employee. Seller shall retain responsibility and liability, if any, for all Long-Term Inactive Employees.

                  (c) Notice of Offers. Buyer shall notify Seller of the acceptance of any employment offer made by Buyer to the Employees, within five (5) business days of the acceptance of such offer.

                  (d) Orderly Transition. Buyer shall employ each Employee who accepts Buyer's offer of employment. Seller agrees to use its reasonable efforts to assist Buyer in the orderly transition to Buyer of any such Employees. Each such accepting Employee shall, from the Effective Time, be referred to in this Agreement as an "Acquired Employee".

                    (e) Employment Assurances. For a period of one year following the Effective Time, Buyer shall not reduce the Acquired Employee's Base Pay Rate, the type of benefits available to the Acquired Employees, the dollar amount of the Buyer's contribution to such benefits, the dollar amount of benefits available under such benefits or any other rights of the Acquired Employees under such benefits, and shall not terminate such Acquired Employee's employment except for "cause". For the purposes of this section, "cause" shall include (i) any meaning ascribed to "cause" under any Applicable Law,
         (ii) the commission of an illegal or unethical act, (iii) negligence or willful misconduct in carrying out (or failing to carry out) the employee's duties or responsibilities, (iv) any other failure to comply with any of Buyer's policies or practices that could have resulted in termination of such employee, and (v) any other concept of cause which could result in termination under Seller's general practices. At the Effective

         Time and during the stated one year period, Acquired Employees shall be treated no less favorably than similarly situated employees of Buyer.

                  (f) Seller waives any claims it may have under any employment, confidentiality, non-disclosure, trade secret or non-competition agreement, or similar agreement, to the extent that they would otherwise limit any Acquired Employees in the performance of their duties for Buyer.

                  (g) Seller plans to provide a merit increase to its Non-Represented Employees' Base Pay Rates effective March 1, 2003 as more particularly described in Schedule 4.3(g) (the "Merit Increase"). If the Effective Time occurs before March 1, 2003, Buyer shall, effective on March 1, 2003, provide to the Acquired Employees the equivalent Merit Increase to the Base Pay Rate, which the Acquired Employees would have received from Seller if they were still employed by Seller on March 1, 2003.

4.4      Employee Benefits for Acquired Employees.

                  (a) For a period of at least one year following the Effective Time, Buyer shall permit the Non-Represented Employees, who become Acquired Employees, to participate in Buyer's employee pension benefit plans, as that term is defined by Section 3(2) of the Employee Retirement Income Security Act of 1974 as amended ("ERISA"), employee welfare benefit plans (as that term is defined by Section 3(1) of ERISA), and other benefit and compensation programs, policies, and practices, that are or will be generally available to Buyer's similarly situated salaried employees. Buyer shall provide each Non-Represented Employee with the benefits that are set out on Schedule 4.4 ("Salaried Employee Benefits") on terms as are currently applicable to similarly situated salaried employees, consistent with the Employment Assurances in Section 4.3(e).

                  (b) Buyer shall permit the Represented Employees to participate in Buyer's benefit plans per Article VII of the Collective Bargaining Agreement. Buyer shall permit the Represented Employees who become Acquired Employees to participate in compensation programs, policies and practices as per the Collective Bargaining Agreement.

4.5      Welfare Plan Coverage.

                  (a) With respect to each Acquired Employee who elects to participate in Buyer's employee welfare benefit plans, Buyer shall, to the extent allowed under Buyer's plans, waive any pre-existing condition exclusions to coverage, any evidence of insurability provisions, any active at work requirement and any waiting period or service requirements under its employee welfare benefit plans that did not exist or had been waived or otherwise satisfied under comparable employee welfare benefit plans sponsored by the Seller, provided the Acquired Employee enrolls within thirty-one (31) days of the Closing Date. For each Acquired Employee, Buyer shall also apply towards any deductible requirements and out-of-pocket maximum limits under its employee welfare benefit plans applicable to the year of such Acquired Employee's employment commencement date, any amounts paid by such Acquired Employee toward such requirements and limits under the Seller's employee welfare benefit plans in which he or she participated during such year. Seller will secure information as has been received by the welfare claims processors as of the last day of the calendar month in which the Effective Time occurs, from others and/or provide the information necessary within 14 days after the end of the calendar month following the calendar month in which the Effective Time occurs to establish any such amounts paid by Acquired Employees. After the initial enrollment of Acquired Employees into Buyer's health plans, and thereafter upon written request of Seller (which request shall be no more frequently than quarterly) until eighteen (18) months after the Closing Date, Buyer shall furnish Seller with the names of the Acquired Employees who enroll in any of Buyer's health plans and specify the health plans in which such Acquired Employees enroll.

                  (b) Buyer shall, to the extent permitted under Buyer's plans, cause all those employee welfare benefit plans, programs, policies, and practices in which the Acquired Employees participate, including but not limited to, Buyer's vacation, severance pay plan (for any Acquired Employees who did not receive benefits under the Workforce Stabilization Plan), disability and sick leave programs, to recognize past service as recognized by the Seller's employee welfare benefit plans (such past service as reflected in the personnel records furnished to Buyer by Seller) for purposes of eligibility to participate, eligibility for enrollment, eligibility for the commencement of benefits, and eligibility for the levels of benefits where there are service-related benefit schedules.

                  (c) If Buyer establishes a flexible spending plan (the "Buyer's FSP") Acquired Employees shall be eligible to participate in Buyer's FSP following the Closing Date. As appropriate, Seller and the Buyer shall take all reasonable steps necessary or appropriate so that the account balances under the Seller's Flexible Spending Plan (the "Seller's FSP") of each Acquired Employee who has elected to participate therein in the year in which the Closing Date occurs shall be transferred, as soon as practicable after the Closing Date, from the Seller's FSP to the Buyer's FSP, and so that the contribution elections of each such Acquired Employee as in effect immediately before the Closing Date remain in effect under the Buyer's FSP immediately after the transfer of such account balance. If the aggregate amount of the transferred account balances of the Acquired Employees is negative, then the Buyer shall pay Seller the amount of such aggregate negative balance to the extent recouped by the Buyer. From and after the date an Acquired Employee's account in Seller's FSP is transferred in accordance with this Section 4.5, the Buyer shall be solely responsible for, and shall satisfy from the Buyer's FSP, all claims, whether incurred before, on or after the Closing Date, for which such Acquired Employee was entitled to seek reimbursement under the Seller's FSP for the year in which the Closing Date occurs.

4.6      Pension.

                  (a) Buyer shall cause its employee pension benefit plans (whether defined contribution plans, as defined in Section 3(34) of ERISA, or defined benefit plans, as defined in Section 3(35) of ERISA) to recognize the past service of the Acquired Employees as recognized by the Seller's employee pension benefit plans for purposes of eligibility to participate, eligibility for enrollment, eligibility for vesting, eligibility for the commencement of benefits, eligibility for the forms of benefits, eligibility for early retirement subsidies and eligibility for the levels of benefits where contributions to the plan or payments from the plan depend in whole or in part on service. Buyer shall cause its employee pension benefit plans to recognize service recognized by the Seller's employee pension benefit plans for purposes of benefit accruals.

                  (b) If the Buyer has an employee pension defined benefit plan (as defined in Section 3(35) of ERISA), the Buyer may provide that the Acquired Employee's accrued benefit in the Buyer's employee pension plan, which would be payable at normal retirement age in straight life annuity form (regardless of actual form of payment) will be reduced by the accrued benefit payable at normal retirement age in straight life annuity form in the Seller's employee pension defined benefit plan (regardless of actual payment date or form). As soon as practicable after the Effective Date, Seller will provide to Buyer a list of the Acquired Employees' accrued benefits payable at normal retirement age in straight life annuity form and lump sum form from Seller's employee pension defined benefit plan.

                  (c) If the Buyer does not have an employee pension defined benefit plan (as defined in Section 3(35) of ERISA), the Parties shall negotiate and provide an appropriate provision such as would provide the Acquired Employees with benefits that are reasonably and substantially comparable in the AGGREGATE.

4.7      Defined Contribution Plan

                  If administratively feasible, and allowed pursuant to Buyer's defined contribution plan, Buyer agrees to accept as a direct rollover each Acquired Employee's distribution from Seller's savings plans for any Acquired Employee who so elects, for at least seven months after Closing. Acquired Employees will also have the option to leave their accounts in Seller's savings plan(s) (except in the case of certain small accounts) or to request distribution of those portions of the accounts that are currently distributable, under the terms of the plan(s). Buyer will have no obligation with respect to amounts attributable to Seller's savings plan other than acceptance of the direct rollovers requested by Acquired Employees. Seller and Buyer agree to cooperate to ensure a smooth transition/rollover of the account balances from the Seller's defined contribution plan to the Buyer's defined contribution plan. Buyer shall provide Seller with a copy of the most recent favorable determination letter from the Internal Revenue Service with respect to the plan of Buyer which will be receiving a direct rollover.

4.8      Vacation.

                  (a) Seller shall compensate Acquired Employees for vacation the Acquired Employees have carried over from prior years with Seller up to through and including the Effective Time.

                  (b) Buyer shall honor the Acquired Employee's remaining accrued vacation entitlement in and for the calendar year 2003, but not any carry over amounts which shall be the responsibility of Seller. At the beginning of the calendar year next succeeding the Closing Date (i.e., calendar 2004), employees would be covered by the Buyer's vacation schedule with recognition of past service to determine vacation entitlement level. Within 30 days after the Effective Date, Seller will provide to Buyer a list of the remaining accrued vacation entitlement for the Acquired Employees.

                  (c) Within 30 days after the Closing Date, year 2003 earned and accrued vacation liabilities of Acquired Employees will be calculated as follows: the days during 2003 that Seller owned the Assets will be calculated as will the number of days Buyer will own the Assets. Fractions will be calculated in which the numerators will be the number of days during 2003 that Seller owned the Assets and the number of days during 2003 that Buyer will own the Assets, respectively, and the denominators will be the number of days in year 2003. These fractions will be multiplied by the number of remaining eligibility hours of vacation entitlement (not including carried over vacation) for Acquired Employees at the Effective Time, whether already taken or not. This procedure will be applied separately to hourly and salaried Acquired Employee vacations. The resulting calculation will yield the number of hours of vacation attributable to the account of both the Buyer and the Seller. Actual remaining hours of vacation entitlement (not including carried over vacation) will be calculated separately for salaried and hourly Acquired Employees. To the extent the total actual remaining vacation entitlement

         (not including carried over vacation hours) to be taken in 2003 by Acquired Employees is greater than the total number of vacation hours attributable to the Buyer, Seller will pay Buyer the dollar amount of the difference. This dollar amount will be calculated by multiplying the total number of vacation hours (by which the total actual remaining vacation entitlement less carried over vacation hours to be taken in 2003 exceeds the total number of vacation hours attributable to Buyer in 2003) by the average hourly rate (based on a group rate and not an individual-by-individual rate analysis) or the average staff employee rate (based on a group rate and not an individual-by-individual rate analysis). Seller will then pay the resulting dollar amount to Buyer within thirty (30) days after the Closing Date.

4.9      Liabilities and Indemnities.

                  (a) Workers' Compensation. Seller shall be responsible for workers' compensation claims with respect to any Acquired Employee if the incident or alleged incident giving rise to the claim occurred at or prior to the Effective Time. Buyer shall be responsible for any workers' compensation claims with respect to any Acquired Employee if the incident or alleged incident giving rise to the claim occurs after the Effective Time. In the event of doubt as to the date of the occurrence of the incident or alleged incident, Buyer shall process the claim. With respect to all workers' compensation or similar claims (hereinafter "Compensation Claims") filed with an appropriate agency by or on behalf of any Acquired Employee employed by Seller immediately prior to the Effective Time and thereafter employed by Buyer (such employees are, for purposes of this paragraph, hereinafter collectively referred to as "Claiming Employee"), or by the spouse, dependent(s) or personal representative of such Claiming Employee which is first filed after the Effective Time, (A) Seller shall process, defend and be responsible for, and shall indemnify Buyer and its Affiliates against any such Compensation Claim if the incident or alleged incident giving rise to the claim is alleged to have occurred on or prior to the Effective Time, (B) Buyer shall process, defend and be responsible for, and shall indemnify Seller against any such Compensation Claim if the incident or alleged incident giving rise to the claim is alleged to have occurred subsequent to the Effective Time, and (C) in the event any such Compensation Claim is filed after the Effective Time and the incident or alleged incident giving rise to the claim is alleged to have occurred both prior and subsequent to the Effective Time, Buyer shall, in consultation with Seller and taking into account Seller's reasonable suggestions, process such claim (and Seller shall reimburse Buyer for its allocable portion of the reasonable cost of defense), and the liability for such claim as between the parties shall be based upon the length of exposure to such incident or alleged incident while employed by Seller and then by Buyer. Thus, as between the parties, the proportionate share of liability shall equal a fraction the denominator of which shall be the Claiming Employee's total length of exposure to such incident or alleged incident, and the numerator of which shall be in the case of Buyer, the Claiming Employee's total length of exposure while employed by Buyer, and in the case of Seller, the Claiming Employee's total length of exposure while employed by the Seller.

                  (b) Indemnities.

                           (i) To the maximum extent permitted by Applicable
                  Law, Seller shall defend, indemnify, and hold harmless Buyer and its Affiliates from and against any Damages, and any fines, penalties and assessments, arising out of (a) claims by Employees (other than Acquired Employees) that arise prior to, on, or after the Effective Time and relate to their employment with, or the termination of their employment from, the Seller or its Affiliates; and (b) claims by Acquired Employees that arise on or prior to the Effective Time which relate to their employment with, or the termination of their employment from, the Seller or its Affiliates; and

                           (ii) To the maximum extent permitted by Applicable
                  Law, Buyer shall defend, indemnify, and hold harmless Seller and its Affiliates from and against any Damages, and any fines, penalties and assessments, arising out of claims by the Acquired Employees that arise after the Effective Time and relate to their employment with, or the termination of their employment from, the Buyer.

4.10     Transition of Employees.

                  From and after the Closing Date, Buyer and Seller agree to cooperate to ensure an orderly transition and subsequent administration of the Acquired Employees. Upon reasonable notice a Party will provide, or cause to be provided, such information and assistance to the other Party as may reasonably be requested by that Party in connection with any employment-related litigation, claim, grievance, arbitration, discovery, or other proceeding with respect to Employees or Acquired Employees, to which Buyer or Seller or any of their Affiliates is or may become a party.

4.11     Pension Benefit Amount.

                  (a) Calculation. As soon as practicable after Closing, but in no event later than ninety (90) days after Closing, Seller will provide to Buyer a schedule which reflects the final accrued benefits payable at normal retirement age in straight life annuity form for each Acquired Employee. As soon as practicable after receipt of this final benefit information, Buyer and Seller shall, with the assistance of their respective actuaries, determine the amount of the difference between the projected benefit obligation and the accumulated benefit obligation of the Seller's pension plan obligation with respect to the final accrued benefits of the Acquired Employees (the "Pension Benefit Amount"). The Pension Benefit Amount will be determined applying the actuarial assumptions as set forth in Schedule 4.11 attached hereto.

                  (b) Cost of Actuaries. Each Party shall bear the cost of its designated actuary in calculating the final Pension Benefit Amount.

                  (c) Pension Benefit Adjustment. Seller and Buyer agree to adjust the Purchase Price by making a Pension Benefit Adjustment as follows:

                           (1) If the final Pension Benefit Amount as determined
                  pursuant to subsection (a) above exceeds the Pension Benefit Estimate, then Seller shall make a payment in the amount of such difference to Buyer; and

                           (2) If the final Pension Benefit Amount as determined
                  pursuant to subsection (a) above is less than the Pension Benefit Estimate then Buyer shall make a payment in the amount of such difference to Seller; and

                           (3) Each payment required under this Section 4.11(c)
                  shall be made by wire transfer of funds to an account specified by the receiving party within five

                  (5) days following calculation of the final Pension Benefit Amount and the Pension Benefit Adjustment. Any amount not paid when due shall bear interest at the Late Payment Rate for the period past due.

                           (4) All payments made pursuant to this subsection
                  4.11(c) will be treated as an adjustment in the Purchase
                  Price.

                                    ARTICLE 5

                     SELLER'S REPRESENTATIONS AND WARRANTIES

                  Seller represents and warrants to Buyer that the following are true and correct on and as of the date of this Agreement and will be true and correct through the Closing Date as if made on and as of such date as follows:

5.1      Organization and Standing.

                  Seller is a corporation duly formed and validly existing, in good standing, under the laws of the State of Delaware and is in good standing as a corporation in all jurisdictions where the nature of its properties or business requires it.

5.2      Authority and Binding Obligations.

                  Seller, and each of its Affiliates as applicable, has the power and authority to execute, deliver and perform its obligations under this Agreement and the Related Agreements, as applicable. The execution, delivery, and performance of this Agreement and of the Related Agreements by Seller, and each of its Affiliates as applicable, (a) have been duly authorized by requisite corporate action, (b) do not conflict or result in a violation or breach of any provision of the organizational documents of Seller, any Seller Affiliate or any agreement, instrument, statute, regulation, rule, order, writ, judgment, or decree to which Seller or its Affiliates or the Assets is subject, or (c) do not and will not result in any Lien against the Assets. Each of this Agreement and the Related Agreements constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditor's rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

5.3      Consent; Non-Contravention.

                  (a) Except as otherwise set forth in Schedule 5.3(a), no consent, waiver, approval, order, authorization or other action by or filings with any governmental authority or other Person is required in connection with the execution, delivery and performance by Seller and its Affiliates of this Agreement or the Related Agreements including the transfer, conveyance and assignment of the Assets to Buyer.

                  (b) Except as specified in Schedule 5.3(b), neither the execution and delivery of this Agreement or the Related Agreements by Seller or its Affiliates, nor the consummation of the transactions contemplated in, or the performance of, this Agreement or the Related Agreements will breach, violate or conflict with any provision of, or constitute a default (or an event, which, with notice or lapse of time, would constitute a default) under, or result in the termination or acceleration of rights, or benefits or payments under any agreement to which Seller or its Affiliates is a party or subject, except for such violations and conflicts which will not (i) prevent or materially delay consummation of the transactions contemplated by this Agreement or the Related Agreements, or (ii) prevent Seller or its Affiliates from performing its or their obligations under this Agreement or the Related Agreements.

5.4      No Material Violation of Judgments or Orders.

                  Neither Seller nor any Affiliate is in material violation of any judgment, order, writ, injunction, or decree of any court or governmental agency having jurisdiction over the Assets or Operations, nor, to the Knowledge of Seller, has Seller or any of its Affiliates received notice, except as disclosed in Schedule 5.4, of any proceeding of any court or governmental agency having jurisdiction over the operation of the Assets, which violation or proceeding would, after exhaustion of all remedies at law, require Seller or any of its Affiliates to make a material change in the Assets or Operations.

5.5      No Material Default.

                  To the Knowledge of Seller, neither Seller nor any Affiliate is in material default under, nor has it committed any act or failed to perform an act which, after notice or the passage of time or both, would constitute a material default under, any of the Contracts, Leases and Easements, Marketer Agreements, Permits, Pipeline Agreements and other agreements, franchises, instruments, assignments, easements or rights-of-way which are part of the Assets, except as specified in Schedule 5.5.

5.6      Litigation.

                  Except as set forth in Schedule 5.6, to the Knowledge of Seller, there are no legal, equitable, arbitral or governmental claims, actions, suits or proceedings, whether in equity or in law, pending, or to the Knowledge of Seller threatened, to which Seller or an Affiliate of Seller is a party or to which the Assets or Operations are subject, which could reasonably be expected to materially adversely affect Seller's or any such Affiliate's ability to complete Closing, materially and adversely impact Buyer's ability to operate the Assets or impose any material obligations upon Buyer following the Effective Time. There are no judgments outstanding and unsatisfied against Seller or its Affiliates, except as set forth in Schedule 5.6.

5.7      Licenses and Permits.

                  Buyer has been provided copies of all licenses and permits, franchises, variances, conditional use permits and other authorizations in Seller's possession from all governmental agencies having the authority to regulate the assets and Operations. Seller possesses all of the Permits to Seller, or its Affiliates as applicable, listed in Schedules 2.1.1(a), 2.1.9(a), 2.1.1(b), 2.1.1(d), 2.1.1(e) and 2.1.2(e). To the Knowledge of Seller, such Permits constitute all of the Permits necessary under Applicable Law or otherwise for Seller, or its Affiliates as applicable, to conduct the Operations. Seller, and each Affiliate as applicable, is in compliance in all material respects, with the terms of such Permits. None of such Permits have been or, to the Knowledge of Seller, are threatened to be revoked, cancelled suspended or modified.

5.8      Condition of Assets.

                  Except as set forth on Schedule 5.8, to the Knowledge of the Seller, the tangible Assets (i) are in good operating condition and repair, subject to ordinary wear and tear, and have been maintained in accordance with standard industry practice, (ii) are adequate for the purpose for which they are being used and are capable of being used in the Operations as presently being conducted without present need for repair or replacement except in the ordinary course of business, (iii) conform in all material respects with all applicable legal requirements, and (iv) in the aggregate provide the capacity to enable Seller to engage in commercial operation on a continuous basis (subject to normal maintenance and repair outages in the ordinary course).

5.9      Compliance with Laws.

                  Seller is in compliance with all Applicable Laws, including Environmental Laws (which are defined in the Environmental Agreement), relating to the Assets, the Employees and the Operations, except as set forth on Schedule 5.9.

5.10     Due Diligence.

                  Seller has (i) made available to Buyer all books, records, financial statements, business plans, management appraisals, documents, Contracts, Leases and Easements, Permits and other material information requested in writing by Buyer; (ii) instructed its and its employees, counsel, advisors and auditors to respond in writing to all written inquiries from Buyer (subject to any confidentiality agreements, applicable legal restrictions and any applicable privileges); and (iii) to the extent requested in writing, provided full access to the Assets, except, with respect to (i), (ii) and (iii) above where Seller has expressly declined in writing to comply with any such request with respect to identified items or categories of information. Seller shall identify any category of documents not delivered as a result of confidentiality, privilege or otherwise.

5.11     Taxes.

                  (a) Except as set forth in Schedule 5.11, there are no Liens for Taxes open, pending against or, to the Knowledge of Seller, threatened against the Assets.

                  (b) Seller has duly filed when due, including any extensions, all Tax reports and returns in connection with and in respect of the Assets, Seller's operation of the Assets, and employees involved in the Operations, and have timely paid and discharged all Tax obligations shown thereon, except for several small motor fuel tax deficiency notices that amount to less than $10,000, which Seller is responsible for resolving and will resolve.

         Seller has made available to Buyer, to the extent requested by Buyer, all Tax reports and returns of Seller with respect to the Assets or its operation of the Assets for at least the last three annual reporting periods ending prior to the date of this Agreement. Seller has not received any notice of any Tax deficiency outstanding, proposed or assessed against or allocable to Seller with respect to the Assets or its operation of the Assets (except for the motor fuel tax deficiencies referenced above), nor has Seller executed any waiver of any statute of limitations on the assessment or collection of any Tax or executed or filed with the internal Revenue Service or any other governmental body any agreement now in effect extending the period for assessment or collection of any Taxes against Seller with respect to the Assets or its operation of the Assets.

5.12     Good and Marketable Title.

                  (a) Schedules 2.1.1(a), 2.1.1(b), 2.1.1(c) and 2.1.1(d),
         contain a true and complete description of the Land owned by Seller and used in the Operations, and such Land is described by metes and bounds.

                  (b) Except as specified in the Schedules noted in Subsection 5.12(a) above and in Subsection 5.12 (c) below, Seller has good and marketable title to all of the Assets, except for Assets sold, consumed or otherwise disposed of in the ordinary course of business in accordance with the procedures set forth in Section 10.1 and consistent with past practices, subject only to the encumbrances noted in Schedules 2.1.1(a), 2.1.9(a), 2.1.1(b), 2.1.1(c), 2.1.1(d) and 5.12(b).

                  (c) Seller is the owner of the Pipelines as set forth in
         Schedule 2.1.1(b). Buyer has been provided with copies of all agreements, leases, subleases, licenses, permits, franchises, assignments, easements and rights-of-way in Seller's possession or otherwise available to Seller relating to the Pipelines. Seller has no knowledge of any claim by any third party that any of the Pipeline Agreements are not valid and subsisting or that any portion of the Pipelines Assets is not located within the area covered by one of the Pipeline Agreements. Effective at Closing, all warranties or agreements to defend title, which Seller may have received theretofore from third parties with respect to the condition of title to the Pipelines Assets, are assigned to Buyer, but any enforcement for breach will be at Buyer's risk and expense. However, Seller will cooperate reasonably in any such enforcement.

                  (d) To the Knowledge of Seller, Seller has and is transferring to Buyer all rights-of-way, pipeline easements, licenses and land use permits required to operate and use the Pipelines. The Seller is not aware of any defects in or disputes relating to pipeline easements affecting the Pipelines except as noted in Schedule 2.1.1(b). The pipeline systems are contiguous to all points of delivery and receipt, except for immaterial failures that, individually or in the aggregate would not reasonably be expected to have a material and adverse effect on the use and operation of the Pipelines.

5.13     Condemnation.

                  Except as set forth in Schedule 5.13, there are no pending or, threatened condemnation or eminent domain proceedings or contemplated sales in lieu thereof, involving a partial or total taking of any of the Assets.

5.14     Labor Matters.

                  Schedule 4.2(a)(i) sets forth all Collective Bargaining Agreements covering any of the Employees. Except as set forth on Schedule 5.14, to Seller's Knowledge, Seller has not received any notification of any unfair labor practice charges or complaints pending before any agency having jurisdiction thereof nor are there any current union representation claims involving any of the Employees. Seller does not have Knowledge of any strike, work stoppages, work slowdowns, picketing, lockouts or similar labor activity or of any threats thereof, except for routine grievance matters, by or with respect to any of the Employees. And, except as set forth in
Schedule 5.14, to the Knowledge of Seller, there exits no charge of discrimination or lawsuit involving any alleged violation of any fair employment law, wage payment law, occupational safety and health law, and no threatened or pending litigation arising out of any employment relationship or other employment-related law, whether federal, state or local.

5.15     Intellectual Property.

                  (a) Schedule 16.1(a) sets forth an accurate and complete list of patented technology owned by Seller or its Affiliates, which is or has been used or held for use in the Operations. Except as disclosed on
         Schedule 5.15(a), (i) the use of any such patented technology does not, to the Knowledge of Seller, infringe any Intellectual Property Rights of any third party (and Seller is not aware of any assertions made by any third party alleging such infringement), (ii) Seller's rights in such patented technology are valid and unencumbered (except for the exclusive license already provided to Waukesha for the KEAS Technology), (iii) Seller has the right to assign its interest in, or to license the right to use, all such patented technology to Buyer in accordance with the terms of Article 16 and the Related Agreements (Seller will obtain from Waukesha the right to license the KEAS technology to Buyer), and (iv) no third party has rights in, or otherwise has the right to restrict the Buyer's use of the patented technology as of and following the Closing (except for the exclusive license already provided to Waukesha for the KEAS technology as described in Section 16.1(c) and noted in Schedule 16.1(a).

                  (b) Schedules 16.1(b) and 16.1(c) set forth an accurate and complete list of all Licensed Technology, which is used or held for use in the operation of the Assets, owned by a third party and licensed or sublicensed to Seller. Seller, as licensee or sublicensee, as the case may be, has the right to use such Licensed Technology as it is currently being used in connection with the Assets, and such licenses are valid, binding, in full force and effect and enforceable against such third party licensor or sublicensor in accordance with their terms. Except for the Licensed Technology disclosed on Schedule 16.1(c), such Licensed Technology may be assigned or sublicensed to Buyer without the consent of any third party.

                  (c) To Seller's Knowledge, no product, component, method, process, or material (including computer software) used in Operations infringes on, misappropriates, or otherwise violates the Intellectual Property rights of any third party.

                  (d) There are no demands, actions or proceedings pending or to Seller's Knowledge threatened, against Seller relating to the Operations alleging infringement, misappropriation, or violation of any Intellectual Property right of any Person, and Seller has no Knowledge that the Operations infringe, misappropriate, or violate the Intellectual Property rights of any Person. To Seller's Knowledge, no Person is infringing, misappropriating, challenging or violating, the Intellectual Property owned or used or held for use by Seller in connection with the Operations.

5.16     Maintenance of Assets.

                  Seller will continue to perform until Closing, maintenance on the Assets in accordance with its normal practices for all of its United States refineries, pipelines, retail sites and equipment comparable to the Assets based upon the use which has been and will be made of the Assets prior to Closing. Seller's normal maintenance practices are to maintain adequately the Assets consistent with good order and repair and in a reasonably safe condition.

5.17     Shared Assets.

                  Schedule 5.17 lists all assets located at the Refinery that are shared with other operations, facilities or Affiliates of Seller that will not be included in the Assets transferred to Buyer at Closing.

5.18     Financial Statements.

                  The unaudited financial statements with respect to the Assets and the Operations attached as Schedule 5.18 have been delivered by Seller to Buyer. Such financial statements are hereinafter referred to as the "Financial Statements". The Financial Statements, including the related notes and schedules, have been prepared from the books and records of Seller relating to the Assets and Operations in conformity with United States generally accepted accounting principles applied on a basis consistent with preceding years and throughout the periods involved and present fairly the financial position and results of operations of the Operations as of the dates of such statements.

5.19     Instruments in Full Force and Effect.

                  The contracts and agreements constituting a part of the Assets including the Contracts, Leases and Easements, Marketer Agreements, Permits and Pipeline Agreements ("Instruments") are valid, binding and in full force and effect, have not been amended or supplemented in any manner or respect except as disclosed on Schedule 5.19, and upon assignment and assumption, with applicable consents if necessary, will be enforceable by Buyer in accordance with their respective terms. There are no defaults by Seller thereunder and Seller knows of no defaults thereunder by any other party thereto, and no event has occurred that with the lapse of time or action or inaction by any party thereto would result in a violation thereof or a default thereunder. Subject to any required third party consents, none of the rights under the Instruments will be impaired by the consummation of the transactions contemplated by this Agreement, and all such rights will inure to and be enforceable by Buyer after the Closing without the authorization, consent, approval, permit or licenses of or filing with any other Person. The Instruments constitute all material contracts and agreements used in or relating to the Operations other than the contracts and agreements specifically listed as Excluded Assets.

5.20     Shipping History.

                  The Assets assigned to Buyer at the Closing will include all of Seller's and its Affiliates' rights to the shipping history of Seller and its Affiliates for feedstocks into the Refinery and products out of the Refinery, including shipping history on the Chevron crude and products pipeline and the Pacific pipeline. In addition, Seller will use best efforts to obtain for Buyer the shipping history on the Chevron crude and products pipeline and the Pacific pipeline which has been used by others to supply the Assets or furnish offtake from the Assets. Schedule 5.20 includes a description of Seller's pipeline history and allocation of pipeline capacity with respect to the Refinery and other Assets and Operations. Absent such assignment, Seller shall enter into an equivalent, substitute arrangement/agreement with Buyer, on terms mutually acceptable to Buyer, to provide Buyer with the same commercial benefit of such assignment of capacity.

5.21     Sufficiency of the Assets.

                  Except for the Excluded Assets, the Assets being transferred to Buyer by Seller at Closing include all properties, assets and rights used by or held for use by the Seller in the Operations. Seller further represents that
(i) the Assets in use at the Refinery from August 2,

2002 through the Effective Time include, in all material respects, the same assets, rights and properties used in the operation of the Refinery during the period from January 1, 2002 through August 2, 2002 and (ii) since August 2, 2002, the Assets have been operated by Seller in the ordinary course of business and Seller has not removed or retired any material assets or relinquished any material rights used or held for use in the Refinery.

5.22     Employee Benefit Matters.

                  Buyer, from and after the Effective Time, will not have any liability under or with respect to any of Seller's or its Affiliates "employee plans" as such term is defined in Section 3(3) of ERISA or any other compensation plan or arrangement prior or heretofore maintained by Seller or its Affiliates.

5.23     Absence of Certain Business Practices.

                  Neither Seller nor any officer, employee or agent of Seller, nor any other Person acting on its behalf, has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, government employee or other Person who is or may be in a position to help or hinder the operation of the Assets (or to assist Seller in connection with any actual or proposed transaction) which (1) might subject Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (2) if not given in the past, might have had a material adverse effect on the Assets or its operation of the Assets, or (3) if not continued in the future, might materially adversely effect the Assets.

                                    ARTICLE 6

                     BUYER'S REPRESENTATIONS AND WARRANTIES

                  Buyer represents and warrants to Seller to Buyer's knowledge and belief as follows:

6.1      Organization and Standing.

                  Buyer is a corporation duly organized, validly existing in good standing under the laws of the State of Delaware and is in good standing as a corporation in all jurisdictions where the nature of its properties or business requires it.

6.2      Authority and Binding Obligations.

                  Buyer has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Related Agreements, as applicable. The execution, delivery, and performance of this Agreement and the Related Agreements by Buyer (a) have been duly and validly authorized by all necessary company action and (b) do not conflict or result in a violation or breach of the organizational documents of the Buyer. Each of this Agreement and the Related Agreements constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer, in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

6.3      No Consent Required; Non-Contravention.

                  (a) Except as otherwise set forth in Schedule 6.3(a), no consent, waiver, approval, order, authorization or other action by or filings with any governmental authority or other Person is required in connection with the execution, delivery and performance by Buyer of this Agreement or the Related Agreements.

                  (b) Except as specified in Schedule 6.3(b), neither the execution and delivery of this Agreement or the Related Agreements by Buyer nor the consummation of the transactions contemplated hereby will violate or conflict with or result in the acceleration of rights, or benefits or payments under any agreement, instrument, statute, regulation, rule, order, writ, judgment or decree to which the Buyer is directly or indirectly a Party or is directly or indirectly subject, except for such violations and conflicts which will not (i) prevent or materially delay consummation of the transactions contemplated by this Agreement or the Related Agreements or (ii) prevent Buyer from performing its obligations under this Agreement.

6.4      Litigation.

                  There are no lawsuits or other proceedings pending or to the knowledge of the Buyer threatened against or affecting the Buyer by or before any governmental authority which would materially adversely affect Buyer's ability to complete Closing.

6.5      No Breach.

                  Except as set forth in Schedule 6.5, neither the execution and delivery of this Agreement by Buyer, nor the consummation of the transactions contemplated hereby will violate or conflict with, or result in the acceleration of rights, benefits or payments under (a) any provision of the Buyer's organizational documents; (b) any statute, law, regulation or governmental order to which the Buyer or the assets and properties of any thereof are bound or subject; (c) any commitment to which the Buyer is a Party or by which it or any of its properties may be bound or subject; or (d) any agreement, contract or commitment of the Buyer or to which it is a Party or by which it or any of its properties may be bound or subject, except, with respect to clauses (b), (c) and
(d), for such violations and conflicts which will not (i) prevent or materially delay consummation of the transactions contemplated by this Agreement and other Related Agreements or (ii) prevent Buyer from performing its obligations under this Agreement and other Related Agreements.



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

6.6      Actions and Proceedings.

                  No proceeding or investigation is pending or, to the knowledge of Buyer threatened against Buyer before any court, arbitrator or administrator or governmental authority, bureau or agency to restrain or prohibit, or to obtain damages, a discovery order or other relief in connection with this Agreement or any of the Related Agreements or any material part of the transactions contemplated hereby or thereby.

6.7      Independent Decision.

                  Buyer has made its own independent analysis and judgment of the commercial potential, condition and usefulness of the Assets, taking into consideration all current Legal Requirements and the likelihood that such laws and requirements will change in the future, and is not relying upon any projections from Seller regarding prospective operations of the Assets. Buyer has such knowledge and experience in business and financial affairs in general as to be capable of evaluating the merits and risks of purchasing the Assets. Nothing in this Section 6.7 shall be construed as limiting the representations and warranties of Seller made in this Agreement or the Related Agreements or Seller's indemnification obligations under this Agreement and the Related Agreements.

                                    ARTICLE 7

               CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

                  The obligations of Buyer to purchase the Assets are subject to the satisfaction of Buyer on or prior to the Closing Date, unless waived, of the conditions set forth in this Article 7.

         The conditions precedent to Buyer's obligation to close are as follows:



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

7.1      Regulatory Approvals.

                  If required, Buyer shall have either received (i) an assignment of all Permits or (ii) written notification from the appropriate governmental authorities that it may operate temporarily under the existing Permits until similar Permits are issued to Buyer and Buyer shall not have any reason to believe that it will not be able to obtain all material Permits required to conduct the operations from and after the Effective Date. Buyer shall use its commercially reasonable efforts to obtain such Permits.

7.2      Deliveries.

                  Seller shall have delivered to Buyer all of the documents and instruments required pursuant to Section 3.2 and the Related Agreements.

7.3      Required Consents and Authorizations.

                  Seller shall have received (and shall have furnished copies thereof to Buyer) all consents and authorizations of third parties required to transfer the Contracts, Leases and Easements and Permits and licenses described in Article 16 or the Related Agreement for which consent is required, and which if not obtained would materially adversely impact Buyer's operation of the Assets.

7.4      Taking of Assets.

                  In the event that prior to Closing there shall be instituted or threatened any proceeding or other action, including, without limitation, eminent domain, condemnation or other governmental proceeding, that there is a reasonable probability of Seller or Buyer (after Closing) losing any portion of or interest in the Assets, Seller shall immediately notify Buyer, and Buyer, if such proceeding or other action has or there is a reasonable probability of a taking of property with a value in excess of $5 million or which would prohibit or materially and



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

adversely impact Buyer's ability to operate the Refinery, the Retail Sites, the Terminals, or other Assets from and after the Effective Time, shall have the right to terminate this Agreement within ten (10) days from the date of such notice, by giving notice to Seller of its election to terminate. If Buyer does not timely terminate this Agreement, then Seller shall assign to Buyer at Closing any rights Seller may have to receive any payments (net of any expenses) as a result of any such proceeding or other action.

7.5      Adverse Change.

                  Prior to the Closing, there shall not have been any Material Adverse Change in the condition of the Assets or the Operations; however, if there should occur prior to Closing such Material Adverse Change in the condition of the Assets or the Operations, Seller shall have the right, but not the obligation, to correct or cure any such change (i.e. repair or replace any damaged Assets) at its sole option and cost prior to Closing, including, but not limited to, changes due to a Force Majeure Event. Seller shall have the right, but not the obligation, to extend the Closing Date for up to thirty (30) days (or such longer period as may be agreed to by Buyer) within which to use reasonable business efforts to cure or correct any such adverse change.

7.6      Representations and Warranties True; Covenants and Agreements
         Performed.

                  The representations and warranties of Seller shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Effective Time, as if made on such date. Seller shall have performed and complied in all material respects with all covenants and agreements by Seller hereunder required to be performed or complied with on or prior to the Effective Time.

7.7      Consents and Approvals of Antitrust Regulatory Authorities.

                  All approvals required of applicable Antitrust Regulatory Authorities to Seller's sale of the Assets to Buyer under all of the terms and conditions set forth in this Agreement shall have been obtained.

7.8      Pipeline Rights-of-Way.

                  Buyer shall not, between the date hereof and Closing, have become aware of any defects in the rights-of-way, easements, licenses and land use permits required to operate and use the Pipelines which could materially interfere with Buyer's operation of the Assets; provided, if Buyer becomes aware of such defects it will notify Seller and provide Seller with a reasonable opportunity to cure such defects prior to Closing.

7.9      Schedules.

                  Buyer shall have reviewed such agreements, instruments and data included on Seller's schedules attached to this Agreement and shall not have discovered any obligations or liabilities which would materially and adversely impact Buyer's ability to own or operate the Assets or create any material liability or exposure to Buyer or the Assets of which Buyer was not aware prior to execution of this Agreement and which was not accounted for in Buyer's assessment and valuation of the Assets.

                                    ARTICLE 8

              CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE

                  The obligations of Seller to sell, transfer, convey, and deliver the Assets are subject to the satisfaction of Seller on or prior to the Closing Date, unless waived, of the conditions set forth in this Article 8.

                  The conditions precedent to Seller's obligation to close are as follows:



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

8.1      Deliveries.

                  Buyer shall have made the payments required in Section 2.3 and delivered to Seller all of the documents and instruments required pursuant to Sections 3.2(b) and the Related Agreements pursuant to Section 3.2(c).

8.2      Representations and Warranties True; Covenants and Agreements
         Performed.

                  The representations and warranties of Buyer shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on the Effective Time as if made on such date, and Buyer shall have performed and complied in all material respects with all covenants and agreements by Buyer hereunder required to be performed or complied with on or prior to the Effective Time.

8.3      Consents and Approvals of Antitrust Regulatory Authorities

                  All approvals required of applicable Antitrust Regulatory Authorities to Seller's sale of the Assets to Buyer under all of the terms and conditions set forth in this Agreement shall have been obtained.

                                    ARTICLE 9

                JOINT CONDITIONS PRECEDENT TO CLOSING OBLIGATIONS

                  Seller and Buyer each is obligated to consummate the transactions contemplated in this Agreement, subject, in each instance, to the fulfillment or written waiver of the following conditions at or prior to the
Closing:

9.1      Governmental Orders.

                  No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the transactions on the terms and conditions of this Agreement will have been issued by any federal or state court or other governmental authority



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

and remain in effect; and no statute, rule, regulation or executive order promulgated or enacted by any federal or state governmental authority after the date hereof that prohibits the consummation of the transactions on the terms and conditions of this Agreement will be in effect.

9.2      Litigation.

                  No order of any court or order or action of any government agency purporting to restrain or prohibit the transactions contemplated hereby shall be in effect and no new Applicable Law or regulation shall have been finally enacted or taken effect which seeks to restrain or prohibit the transactions contemplated hereby.

9.3      Related Agreements Finalized.

                  The Related Agreements shall have been executed and delivered by the parties thereto.

                                   ARTICLE 10

                       COVENANTS AND AGREEMENTS OF SELLER

Seller covenants and agrees as follows:

10.1     Conduct of Business.

                  Prior to the Closing, unless the prior written consent of Buyer to a contrary action is obtained (which consent shall not be unreasonably delayed or withheld), and except as expressly permitted under this Agreement:

                  (a) Seller shall operate the Operations in its usual, regular and ordinary manner and substantially in the same manner as heretofore conducted.

                  (b) Seller shall use commercially reasonable efforts to (i) preserve the Operations; (ii) maintain the Assets in their current state of repair, order and condition, usual and ordinary wear and tear excepted and subject to requirements in the ordinary course of business; and (iii) preserve beneficial relationships with agents, lessors, suppliers, customers and employees; and

                  (e) Seller shall prevent any Liens from attaching to any of the Assets or shall have then promptly removed if any Liens are filed.

10.2     Access; Records.

                  (a) Access. Seller has permitted Buyer's representatives and consultants to make a preliminary inspection and investigation of the Assets. Seller will continue to afford Buyer and its agents, consultants, and other authorized representatives full access to the Assets, to Seller's records relating to the Assets or the operation thereof, and to Seller's personnel, and Seller will cause its officers and other agents to furnish or make available to Buyer such operating data and other information with respect to the Assets and the Operations as Buyer may from time to time reasonably request; provided, however, that any inspection or investigation conducted by Buyer, its agents, consultants, or other authorized representatives (i) shall be conducted in such manner as not to interfere unreasonably with the Operations or the Assets; or (ii) shall not entitle Buyer to drill or penetrate the surface of the ground to investigate the condition of soil contamination or ground water contamination except as provided in the Environmental Agreement or pursuant to a site assessment plan as mutually agreed between Seller and Buyer. Buyer bears the risk of injury to any of its employees or representatives conducting an inspection or investigation of the Assets and Operations and shall indemnify Seller for all Damages resulting from Buyer's inspection or investigation.

                  (b) Delivery of Documents. Seller shall deliver to Buyer (in the manner reasonably directed by Buyer in writing) on the Effective Time originals where available of all Leases and Easements (unless the original is on file with State or County authorities in which case Seller shall deliver a copy) and of all Contracts assigned to Buyer at the Closing. Seller also shall furnish or otherwise make available to Buyer (in the manner reasonably directed by Buyer in writing) originals or copies of all Records.

10.3     Consents to Assignment.

                  Seller and Buyer agree to use reasonable efforts to obtain prior to Closing all consents to assignment of the Contracts, the Leases and Easements and the Permits that are required to be obtained under this Agreement, provided, that neither Party shall be obligated to make payments or incur obligations to third parties or governmental agencies to obtain such consents except to pay such Party's reasonable expenses or to pay normal fees to governmental agencies.

10.4     Taxes.

                  Seller will file all tax returns and reports relating to the Assets and its operation of the Assets, which are required to be filed with respect to all periods ending on or prior to the Effective Time. Subject to the provisions of Section 3.3, Seller will pay when due all Taxes relating to the Assets and its operation of the Assets, which accrue or relate to periods ending on or prior to the Effective Time.

10.5     Surveys; Title Opinions

                  Seller shall, no later than 45 days prior to Closing, obtain and furnish to Buyer, the costs for which will be paid one-half each by Seller and Buyer:

                  (a) A survey sufficient to delete the standard printed survey exceptions, prepared by First American Title Company, of all real property included in the Assets (except for the Pipelines right-of-way);

                  (b) Title opinions insuring good and marketable title to such real property (except for the Pipelines right-of way) (including any and all easement rights and leasehold interests) free of any Liens other than Permitted Liens; and

                  (c) Recorded records search by First American Title Company to verify that Seller has valid rights-of-way for the Pipelines.

10.6     Inventories

                  Prior to the Closing, Seller will maintain product and feedstock inventories at reasonable levels sufficient to conduct the Operations in the ordinary course of business.

10.7     Required SEC Financial Statements

                  Seller shall cooperate and assist Buyer in the preparation of financial statements relating to Seller's operations involving the Assets in such form and covering such periods as may be required by applicable securities laws to be filed by Buyer or its Affiliates with the Securities and Exchange Commission as a result of or in connection with the transactions contemplated by this Agreement. Seller shall provide Buyer and its representatives full access to Seller's personnel and books and records to the extent necessary to enable Buyer and its representatives to prepare such financial statements.

                                   ARTICLE 11

                        COVENANTS AND AGREEMENTS OF BUYER

                  Buyer covenants and agrees as follows:

11.1     Access; Records.

                  For a period of ten (10) years after the Effective Time, Buyer will afford to Seller and its authorized representatives reasonable access during normal business hours to personnel and to such properties and records which were transferred to Buyer and, if requested, will furnish to Seller such additional information and cooperate with Seller in such other respects, including the making of employees available to Seller at Seller's expense as witnesses or deponents as Seller may request for (a) financial reporting, (b) tax or similar purposes or (c) purposes of investigating claims, or conducting litigation or administrative proceedings with third parties or government agencies. Buyer will keep and maintain the records to which Seller or its representatives may request access pursuant to this Section 11.1, such records to be maintained for a period of ten (10) years from the Closing Date in the case of environmental records and five (5) years for all other records or such longer period as may be required by law or reasonably requested by Seller; provided, if Buyer decides to dispose of or destroy such records prior to such time periods it may do so provided it provides at least thirty (30) days notice to Seller prior to such disposal or destruction and provides Seller with an opportunity to take possession of such records.

11.2     Qualifications, Approvals, Licenses and Permits.

                  Buyer shall proceed diligently and in good faith and shall use reasonable efforts at Buyer's expense to obtain all necessary United States and State Permits required for Buyer to conduct the operations of the Assets from and after the Effective Time.

11.3     No Trademarks

                  Except as specifically permitted under Article 16 and the Trademark License Agreement, which is set forth in Exhibit I, no license to any Trademarks is granted by this



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

Agreement or by the transfer of the Assets to Buyer. Buyer acknowledges and agrees that Seller and its Affiliates have the absolute and exclusive right to the Trademarks (and signs, which identify or portray Seller's Trademarks), and all rights to which, and the goodwill represented thereby and pertaining thereto, are being retained by Seller and its Affiliates, subject however to rights under the Trademark License Agreement. Consistent with the terms and conditions of the Trademark License Agreement, Buyer shall be allowed to use signage, which identifies or portrays such Trademarks and brand names of Seller. Seller shall continue to retain ownership of these signs, which shall be loaned to Buyer. Seller acknowledges that its right to signs cover only the proprietary "facia" signage which actually includes or incorporates the proprietary trademark or logo of Seller.

11.4     Third Party Property.

                  Buyer shall grant or continue to grant such rights-of-way, easements or other rights of ingress or egress necessary to allow (a) any third party which holds any Third Party Property, described in Schedule 11.4(a), on the Land to have access to such Third Party Property for the purposes of repairing, maintaining or otherwise utilizing such property, for so long as the Third Party Property remains on the Land; and (b) Seller or its Affiliates which hold any assets described on Schedule 11.4(b) to have access to such assets for the purposes of operating, repairing, maintaining or otherwise utilizing such assets.



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

                                   ARTICLE 12

                          COVENANTS OF BUYER AND SELLER

                  Buyer and Seller each covenant as follows:

12.1     Antitrust Compliance.

                  Notwithstanding any other provision of this Agreement, either Party at any time may terminate this Agreement upon notice to the other, without liability to the other Party, if the Antitrust Regulatory Authorities advise Seller of their final disapproval (by the vote of the Commissioners) of the transactions contemplated by this Agreement.

12.2     Purchase Price Allocations.

                  Schedule 12.2 is an allocation of the Purchase Price (the "Allocation") among the Assets pursuant to the provisions of Section 1060 of the Code and the Treasury Regulations promulgated thereunder. Any subsequent adjustments to Purchase Price shall be reflected in Schedule 12.2, as revised by Buyer, in a manner consistent with the Allocation and Section 1060 of the Code and the Treasury Regulations promulgated thereunder. The parties recognize that the Purchase Price does not include the Buyer's acquisition expenses and that Buyer will allocate such expenses appropriately. Buyer and Seller shall not take any position on their respective income tax returns that is inconsistent with the allocation of the Purchase Price as set forth in Schedule 12.2. Buyer and Seller shall duly prepare and timely file Internal Revenue Service Form 8594 and Form 8824 and any comparable state, local or foreign forms (including any successor forms) (collectively the "1060 Forms") and any required attachments thereto required under Section 1060 of the Code, the Treasury Regulations promulgated thereunder or any provisions of state, local, or foreign law in accordance with the Allocation among the Assets as set forth in such Schedule
12.2. The Parties shall cooperate in the preparation of any 1060 Forms and shall file such 1060 Forms in the manner required by applicable law.



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

12.3     Tax Election.

                  Either Party may elect to structure the conveyance, transfer and/or assignment of all or an applicable portion of the Assets as a tax-free exchange pursuant to Section 1031 of the Code (a "1031 Exchange"), provided that such Party gives notice of such election to the other Party at least fifteen
(15) days prior to the Effective Time, and provided that Seller or Buyer shall not be required to take title to any other property. If such an exchange is elected by such Party (the "Electing Party"), the Parties will execute all necessary 1031 Exchange documents (provided, that any costs and expenses incurred shall be borne by the Electing Party), which shall be in a form mutually acceptable to the Parties. The Electing Party will indemnify the other Party and its Affiliates, employees and agents against any and all Damages, which may be sustained by them on account of or in connection with such election to structure the transaction as a 1031 Exchange.

12.4     Collection of Amounts Owed to a Party.

                  It is the intention of the Parties that, as between the Parties, Seller shall be entitled to all income attributable to the operations conducted prior to and including the Effective Time and Buyer shall be entitled to all income attributable to the operations conducted after the Effective Time. Each Party shall pay to the other Party, promptly after receipt thereof, any amount received by said Party from any third party with respect to (i) rentals, fees or other revenues relating to the operation of the Assets and attributable to the ownership period of the other Party; and (ii) products delivered, services performed or other obligations performed by the other Party and attributable to the ownership period of such other Party.



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

12.5     Payment of Transfer Taxes; Recording Fees.

                  Buyer and Seller shall each pay one-half of all transfer Taxes, which are assessed or imposed on the transfer of the Assets from Seller to Buyer. By way of example, but not exclusion, Buyer and Seller shall share the costs equally of all real estate transfer taxes, or other excise taxes on real estate sales, all sales taxes, business occupation taxes, applicable motor fuel taxes and applicable environmental taxes and fees on all petroleum products transferred, as well as any other Taxes assessed or imposed on the transfer or sale of the assets, personal property or inventory included herein, and all costs to record any deeds. Each Party shall cooperate with the other to take advantage of all applicable tax exemptions and provide applicable tax exemption certificates. Buyer and Seller shall each pay one-half of any title insurance premium due for any title insurance policies obtained by or for Buyer and one-half of the costs of any required surveys.

12.6 Payment of Certain Expenses Due and Payable After the Effective Time; Cooperation.

                  (a) Buyer shall pay, as and when due, all emissions fees, permit fees and utility bills due and payable after the Effective Time, and Seller shall reimburse Buyer within thirty (30) days after invoice for any amounts under such bills attributable to any period prior to the Effective Time. Buyer shall pay, and be entitled to collect, any rents due subsequent to the Effective Time under leases which are assumed Leases, and Seller shall either pay, or be entitled to receive from Buyer, as the case may be, within thirty (30) days after invoice or notice, any amounts attributable to any period prior to and including the Effective Time.

                  (b) Buyer shall file, or cause to be filed, all required reports and returns incident to all ad valorem taxes, real property taxes, personal property taxes and similar obligations, which reports and returns are due on or after the Effective Time and shall pay or cause to be paid to the taxing authorities all such taxes reflected on such reports or returns even if same are for periods prior to the Effective Time and Seller shall reimburse Buyer within thirty (30) days after invoice for any such taxes and similar obligations which are attributable to any period prior to the Effective Time.

                  (c) Seller and Buyer agree to cooperate with the other in the event one of them is involved in a tax controversy concerning the Assets and the other has either records or personnel which may be of assistance to the Party engaged in the controversy. Seller and Buyer further agree that if, in such Party's view, such cooperation becomes an unreasonable financial burden, they will agree upon a reasonable method of reimbursement to the burdened Party.

                  (d) If a Party hereto makes or has made any payment to a third party pursuant to any assigned contract, lease, agreement or commitment; and (i) such payment is made in respect of work performed, services provided or goods delivered during a period of time which includes the Effective Time; or (ii) the Effective Time intervenes between the making of such payment and the performance of the work or services or delivery of goods, the Parties will allocate the burden of such payment in a manner which reflects the relative benefit of such work performed, services provided or goods delivered to each Party; provided, however, it shall be presumed that any work performed, services provided or goods delivered prior to and including the Effective Time are for the benefit of Seller and any work performed, services provided or goods delivered after the Effective Time are for the benefit of Buyer.



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

12.7     Assets Not Assigned at Closing.

                  To the extent that any of the Assets including Intellectual Property, Licensed Technology, Contracts, Leases and Easements, Marketers Agreements or Permits that would otherwise be assigned under this Agreement, as contemplated by Section 3.2(a)(iii), are not capable of being assigned, transferred, subleased or sublicensed without the consent of, or waiver by, any other Party thereto or any other Person, or if such assignment, transfer, sublease or sublicense or attempted assignment, transfer, sublease or sublicense would constitute a breach thereof or a violation of any Legal Requirement, this Agreement shall not constitute an assignment, transfer, sublease or sublicense, or an attempted assignment, transfer, sublease or sublicense of any such Asset. In the event Seller is unable to obtain a required consent, the Seller and Buyer shall cooperate and use reasonable efforts to implement arrangements designed to obtain for Buyer (without cost or expense to Buyer beyond that which Buyer would otherwise pay in customary and ordinary license fees (but not transfer fees), if any, to a third party licensor for assignment of the license to Buyer) the benefits and privileges of the applicable asset, instrument, contract, license or document and assuming implementation of such alternative agreement, the failure to obtain the consent will not constitute a failure of a condition to close. Even if Buyer waives the condition in Section 7.3 with respect to a particular consent, Seller, for a period of ninety (90) days after Closing, will continue to use its reasonable efforts with the assistance of Buyer to obtain a consent to an assignment from Seller to Buyer of each of the Contracts, Leases, Easements and Permits listed which assignments are not made at Closing.

12.8     Relationship of the Parties.

                  Nothing in this Agreement or the Related Agreements shall be construed to create any joint venture, partnership, agency or other similar fiduciary relationship between the Parties



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

hereto or thereto. The Parties to this Agreement and the Related Agreements are nothing other than independent contractors for the sale or purchase of specific property, goods or services. The Parties acknowledge that, for purposes of this Agreement and the Related Agreements, (i) none of the Parties or their Affiliates shall be considered to be the agent, representative, employee, master, or servant of the others for any purpose, (ii) none of the Parties or their Affiliates shall have any obligation to manage or operate any of their respective businesses with any duty or standard of care to the other Party or their Affiliates, and (iii) none of the Parties or their Affiliates have any authority, right or power to enter into a contract or commitment, assume any obligation or make any representation or warranty on behalf of the others (except as expressly specified in this Agreement or the Related Agreements). The Parties agree and acknowledge that except as expressly provided herein or in the Related Agreements, none of the Parties or their Affiliates shall owe duties, fiduciary or otherwise to the other. The Parties and their Affiliates are, and will be after Closing, competitors with the right to pursue any business opportunity for their respective individual benefit and make no representation or warranty regarding the manner in which they will conduct their respective businesses and operations. None of the Parties or their Affiliates shall have any obligation to refrain from (i) engaging in the same or similar activities or lines of business as the Parties or their Affiliates, (ii) developing or marketing any products or services that compete, directly or indirectly with those Parties or their Affiliates, (iii) investing or owning any interest publicly or privately in, or developing a business relationship with, any Person engaged in the same or similar activities or lines of business as, or otherwise in direct or indirect competition with, the Parties or their Affiliates, or (iv) doing business with any client or customer of the Parties or their Affiliates. None of the Parties or their Affiliates shall have any obligation to offer any business opportunity (except as expressly specified in this



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

Agreement or the Related Agreements) and may modify or otherwise change any of their respective businesses or operations at any time.

12.9     PMPA Compliance.

                  (a) To the extent the Marketers Agreement constitute a "franchise relationship," as that term is defined in the Petroleum Marketing Practices Act, 15 U.S.C., Section 2801 et seq. ("PMPA"), Seller and Buyer will comply with all aspects of the PMPA and any other applicable law in the assignment and assumption of the Marketers Agreement.

                  (b) Seller shall indemnify and hold Buyer, its Affiliates, agents and employees harmless from and against each and every loss, cost, claim, obligation, damage, liability, payment, fine, penalty cause of action, judgment (including expert witness fees and attorneys' fees awarded to any franchisees as part of a judgment), lien or expense, including, but not limited to, reasonable attorneys' fees and other litigation expense (a "PMPA Claim") to the extent that any such PMPA Claim seeks to invalidate or claim the invalidity of Seller's assignment of its franchise agreements to Buyer, unless such PMPA Claim is based on any act or omission by Buyer occurring after the Closing Date.

                  (c) Buyer shall indemnify and hold Seller, its Affiliates, agents and employees harmless from and against each and every PMPA Claim of any kind or character which result from, arise out of, or are in any way related to Buyer's failure to fulfill its obligations under this Agreement or the PMPA, and Buyer's failure to fulfill any obligations arising after the Effective Time contained in the Marketer Agreements assigned to Buyer by Seller.



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

                  (d) In any lawsuit brought by any franchisee, each Party shall bear its own attorneys' fees and other costs of defense incurred in such action, except as otherwise provided herein.

                                   ARTICLE 13

                              ENVIRONMENTAL MATTERS

13.1     Environmental Agreement

                  Seller and Buyer shall enter into the Environmental Agreement in the form of Exhibit J (the "Environmental Agreement") at Closing.

                                   ARTICLE 14

                            INDEMNIFICATION; SURVIVAL

14.1     Indemnification.

                  (a) INDEMNIFICATION BY SELLER.

                           SELLER AGREES TO INDEMNIFY, HOLD HARMLESS AND DEFEND BUYER AND ITS AFFILIATES, AGENTS, OFFICERS, DIRECTORS, PARTNERS, EMPLOYEES, REPRESENTATIVES, SUCCESSORS AND ASSIGNS (COLLECTIVELY CALLED "BUYER INDEMNIFIED PARTIES") FROM ANY DAMAGES ARISING OUT OF, RELATING TO OR RESULTING FROM:

                           (i) ANY BREACH OR INACCURACY IN ANY REPRESENTATION
                  MADE BY SELLER OR THE BREACH OF ANY WARRANTY BY THE SELLER CONTAINED IN THIS AGREEMENT OR ANY CERTIFICATE OR OTHER DOCUMENTS DELIVERED PURSUANT TO THIS AGREEMENT AT CLOSING;



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                           (ii) ANY FAILURE BY THE SELLER TO PERFORM OR OBSERVE
                  ANY TERM, PROVISION, COVENANT OR AGREEMENT ON THE PART OF SELLER TO BE PERFORMED OR OBSERVED UNDER THIS AGREEMENT;

                           (iii) ALL OBLIGATIONS ASSUMED OR RETAINED BY SELLER
                  IN THIS AGREEMENT AND THE RELATED ENVIRONMENTAL AGREEMENT BETWEEN THE PARTIES;

                           (iv) EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN
                  THIS AGREEMENT OR THE RELATED ENVIRONMENTAL AGREEMENT, FROM AND AGAINST ANY AND ALL CLAIMS AND LIABILITY (WHETHER KNOWN, UNKNOWN, ACCRUED, ABSOLUTE, CONTINGENT OR OTHERWISE AND WHETHER BASED UPON ALLEGATIONS OF NEGLIGENCE, STATUTORY LIABILITY, STRICT LIABILITY OR OTHERWISE) ATTRIBUTABLE TO SELLER'S OWNERSHIP OR OPERATION OF THE ASSETS PRIOR TO THE EFFECTIVE TIME; AND

                           (v) THE EXCLUDED ASSETS.

         (b) INDEMNIFICATION BY BUYER.

                           BUYER AGREES TO INDEMNIFY, HOLD HARMLESS AND DEFEND SELLER AND ITS AFFILIATES, AGENTS, OFFICERS, DIRECTORS, PARTNERS, EMPLOYEES, REPRESENTATIVES, SUCCESSORS AND ASSIGNS (COLLECTIVELY CALLED "SELLER INDEMNIFIED PARTIES")



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         FROM ANY DAMAGES ARISING OUT OF, RELATING TO OR RESULTING FROM:

                           (i) ANY BREACH OR INACCURACY IN ANY REPRESENTATION
                  MADE BY BUYER OR THE BREACH OF ANY WARRANTY BY BUYER CONTAINED IN THIS AGREEMENT OR ANY CERTIFICATE OR OTHER DOCUMENTS PURSUANT TO THIS AGREEMENT AT CLOSING;

                           (ii) ANY FAILURE BY THE BUYER TO PERFORM OR OBSERVE
                  ANY TERM, PROVISION, COVENANT OR AGREEMENT ON THE PART OF THE BUYER TO BE PERFORMED OR OBSERVED UNDER THIS AGREEMENT;

                           (iii) ALL OBLIGATIONS ASSUMED BY BUYER IN THIS
                  AGREEMENT AND THE RELATED ENVIRONMENTAL AGREEMENT BETWEEN THE PARTIES; AND

                           (iv) EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN
                  THIS AGREEMENT OR THE RELATED ENVIRONMENTAL AGREEMENT, FROM AND AGAINST ANY AND ALL CLAIMS AND LIABILITY (WHETHER KNOWN, UNKNOWN, ACCRUED, ABSOLUTE, CONTINGENT OR OTHERWISE AND WHETHER BASED UPON ALLEGATIONS OF NEGLIGENCE, STATUTORY LIABILITY, STRICT LIABILITY OR OTHERWISE) ATTRIBUTABLE TO BUYER'S OWNERSHIP OR OPERATION OF THE ASSETS AFTER THE EFFECTIVE TIME.



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                  (c) Absent common law fraud or deceit, no Party to this
         Agreement shall, from and after the Closing, bring any action, suit or proceeding (whether under any federal, state or local statute or law) against any other Party, or seek to join any other Party to any pending action, suit or proceeding which arises out of, relates to or is connected with any matter indemnified under this Section 14.1, except to enforce the provisions of this Section 14.1.

                  (d) THE PARTIES AGREE AND CONFIRM THAT THE INDEMNIFICATION OBLIGATIONS SET FORTH IN THIS ARTICLE 14 SHALL APPLY ACCORDING TO THEIR TERMS WHETHER OR NOT THE NEGLIGENCE OF ANY INDEMNIFIED PARTY IS ALLEGED OR PROVEN.

14.2     Notification and Third Party Claims.

                  Within thirty (30) days following the determination thereof, an Indemnified Party shall give the Indemnifying Party written notice of any matter which an Indemnified Party has determined has given rise to a right of indemnification under this Agreement, stating the amount of the Damage, if known, and method of computation thereof, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises ("Claim Notice"), provided that the failure of the Indemnified Party to provide such 30-day notice shall only relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party to the extent that the Indemnifying Party is actually prejudiced by such failure. The obligations and liabilities of an Indemnifying Party under this Article 14 with respect to Damages arising from claims of any third party that are subject to the indemnification provisions of this Article 14 ("Third Party Claims") shall be governed by and contingent upon the following additional terms and conditions:



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                  (a) Within thirty (30) days of the receipt of a Claim Notice of a Third Party Claim, the Indemnifying Party shall notify the Indemnified Party whether the Indemnifying Party elects to defend such Third Party Claim. If the Indemnifying Party so elects, it shall undertake the defense thereof by counsel of its own choosing, which counsel shall be reasonably satisfactory to the Indemnified Party; provided that if a conflict of interest exists between the Indemnified Party and the Indemnifying Party with respect to such Third Party Claim, or if the Indemnifying Party elects not to defend such Third Party Claim, or if the Indemnifying Party fails to notify the Indemnified Party within the thirty (30) day notice period that it elects to defend such Claim, such Indemnified Party shall be entitled to select counsel of its own choosing, in which event the Indemnifying Party shall be obligated to pay the reasonable fees and expenses of such counsel to the extent that the Indemnifying Party is finally determined to be obligated to indemnify the Indemnified Party under this Agreement. The Claim Notice of the Third Party Claim by the Indemnified Party shall contain all material information known to the Indemnified Party with respect to the Third Party Claim and shall include copies of materials submitted to the Indemnified Party by the relevant third party with respect to the Third Party Claim.

                  (b) If the Indemnifying Party refuses or fails at any time to defend the Indemnified Party against any Third Party Claim, the Indemnified Party shall have the right to undertake the defense, and to compromise or settle such Third Party Claim. Such settlement shall be on behalf of and for the account and at the risk of the Indemnifying Party to the extent that the Indemnifying Party is finally determined to be obligated to



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         indemnify the Indemnified Party under this Agreement with respect to such Third Party Claim.

                  (c) If the Indemnifying Party elects to undertake and diligently pursues the defense of a Third Party Claim hereunder, the Indemnifying Party shall control all aspects of the defense and if the Indemnifying Party acknowledges in writing its duty to provide full indemnification to the Indemnified Party regarding such Third Party Claim, the Indemnifying Party may enter into a settlement of such Third Party Claim and may settle, compromise or enter into a judgment with respect to such Third Party Claim; provided that the Indemnifying Party obtains a full and unconditional release of the Indemnified Party or otherwise obtains the consent of the Indemnified Party, if it would result in the imposition of any non-monetary liability or obligation on the Indemnified Party.

                  (d) If the Indemnifying Party elects to undertake and diligently pursues the defense of a Third Party Claim hereunder, the Indemnified Party shall provide the Indemnifying Party with access to all reasonably requested witnesses, records and documents of the Indemnified Party relating to any Third Party Claim.

                  (e) The Indemnified Party may participate in the defense of any Third Party Claim at its own expense.

14.3     LIMITATION ON INDEMNIFICATION.

                  (a) WITH RESPECT OF ANY CLAIM BY A PARTY FOR INDEMNITY UNDER THIS ARTICLE 14 WHICH DOES NOT INVOLVE A THIRD PARTY CLAIM, NO PARTY TO THIS AGREEMENT SHALL SEEK, AND AN ARBITRATOR APPOINTED UNDER ARTICLE 15 MAY NOT AWARD, ANY INDIRECT, SPECIAL, CONSEQUENTIAL, PUNITIVE OR



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         EXEMPLARY DAMAGES. NOTHING IN THIS SECTION 14.3(a) SHALL LIMIT IN ANY
         WAY A PARTY'S INDEMNIFICATION OBLIGATIONS WITH RESPECT TO A THIRD PARTY CLAIM.

                  (b) SUBJECT TO SUBSECTION (d) BELOW, A PARTY SHALL HAVE NO CLAIM FOR INDEMNITY UNDER SECTIONS 14.1(a)(i) OR 14.1(b)(i) OF THIS
         ARTICLE 14 FOR DAMAGES ARISING OUT OF OR RELATING TO CLAIMS OR LIABILITIES UNDER THIS AGREEMENT UNTIL THE AGGREGATE DAMAGES ACTUALLY INCURRED OR SUSTAINED BY THE PARTY FOR ALL SUCH CLAIMS AND LIABILITIES EXCEEDS $1 MILLION AND THEN ONLY FOR THE AMOUNT OVER SUCH $1 MILLION (THE "THRESHOLD").

                  (c) A PARTY'S AGGREGATE LIABILITY FOR INDEMNIFICATION WITH RESPECT TO ALL CLAIMS UNDER THIS AGREEMENT SHALL NOT EXCEED $25 MILLION.

                  (d) NOTWITHSTANDING THE FOREGOING, THE LIMITATIONS IMPOSED BY SUBSECTIONS (b) AND (c) SHALL NOT BE APPLICABLE TO CLAIMS MADE BY BUYER ARISING OUT OF A BREACH OF THE REPRESENTATIONS AND WARRANTIES CONTAINED IN SECTIONS 5.2, 5.3, 5.11 AND 5.12 (THE "SPECIAL REPRESENTATIONS").

14.4     Coordination of Indemnification Rights.

                  (a) Except for any action seeking specific performance and/or injunctive relief for the breach of any covenant contained in this Agreement, or for common law fraud or deceit, the indemnification provided any Person pursuant to this Article 14 shall be such



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         Person's sole remedy for any breach by any Party hereto of any representation, warranty or covenant contained in this Agreement, or in any certificate (to the extent such certificates relate to matters covered by the representations, warranties or covenants contained herein) required to be delivered in connection herewith, or in connection with the consummation of the transactions provided for hereby.

                  (b) A Claim Notice in connection with any Section of this
         Article 14 shall be deemed to be a Claim Notice in connection with all Sections of this Article 14, pursuant to which the Person asserting such claim has any right to be indemnified, defended or held harmless.

                  (c) Notwithstanding any provisions to the contrary contained in this Article 14, the right of any Person to be indemnified, defended or held harmless in connection with any claim pursuant to any Section of this Article 14 shall be reduced to the extent that such Person is or has been indemnified, defended and/or held harmless with respect to such claim, pursuant to any other provisions of this Agreement or any of the Related Agreements.

                  (d) In the event that an Indemnified Party has a right of recovery against any third party with respect to any Damages in connection with which a payment is made to such Indemnified Party by an Indemnifying Party; then (i) such Indemnifying Party shall, to the extent of such payment, be subrogated to all of the rights of recovery of such Indemnified Party against such third party with respect to such Damages; and (ii) such Indemnified Party shall execute all papers required and take all action necessary to secure such rights, including, but not limited to, the execution of such documents as are necessary to enable such Indemnifying Party to bring suit to enforce such rights.



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                  (e) In the event of any conflict between this Article 14 and any other provisions of this Agreement, this Article 14 shall prevail, provided this Article 14 shall be subject to the provisions of the Environmental Agreement with respect to matters addressed in the Environmental Agreement.

14.5     Right to Cure.

                  Any Party that is obligated to indemnify, defend and/or hold harmless any Person pursuant to any provision of this Article 14 shall have the right to cure, within a reasonable time, not to exceed thirty (30) days after receipt of written notice, and in a manner reasonably satisfactory to such Person, any matter giving rise to such obligation to the extent such matter could reasonably be expected to be cured within such time period; provided, however, that any such cure shall not relieve or reduce any such obligation to the extent that such cure is inadequate.

14.6     Survival.

                  All of the representations, warranties and covenants of the Parties set forth in this Agreement and the obligations of the Parties set forth in this Article 14 shall survive the Closing.

                                   ARTICLE 15

                               DISPUTE RESOLUTION

15.1     Dispute Resolution.

                  Any controversy or claim ("Claim"), whether based on contract, tort, statute or other legal or equitable theory (including but not limited to any claim of fraud, misrepresentation or fraudulent inducement or any question of validity or effect of this Agreement including this section) arising out of or related to this Agreement (including any amendments or extensions), or the breach or termination thereof, shall be settled by mediation and consultations between the



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Parties initiated upon the Notice of any Party. In the event of failure of such mediation and consultations to settle such Claim in a manner acceptable to all Parties within thirty (30) days following the Notice, then any such Claim shall be settled by binding arbitration in accordance with this provision and the then current CPR Institute for Dispute Resolution Rules for Non-Administered Arbitration of Business Disputes. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16, to the exclusion of any provision of state law inconsistent therewith or which would produce a different result, and judgment upon the award rendered by the arbitrator may be entered by any court having proper jurisdiction.

15.2     Place.

                  The arbitration shall be in Houston, Texas.

15.3     Arbitrators.

                  There shall be three (3) independent and impartial arbitrators of whom Seller appoints one (1) and Buyer appoints one (1) and the third of which shall be appointed by the two (2) Party-appointed arbitrators in accordance with the arbitration rules. The arbitrators shall determine the Claims of the Parties and render a final award in accordance with the substantive law of the State of Texas, excluding the conflicts provisions of such law. The arbitrators shall set forth the reasons for the award in writing.

15.4     Statute of Limitations.

                  Subject to Section 14.4, any Claim by a Party for indemnity under Sections 14(a)(i) or 14(b)(i) shall be time-barred if the asserting Party commences arbitration with respect to such Claim later than two (2) years after the Party becomes actually aware of such cause of action. All statutes of limitations and defenses based upon passage of time applicable to any



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such Claim of a defending Party (including any counterclaim or setoff) shall be tolled while the arbitration is pending.

15.5     Discovery.

                  The arbitrator shall order the Parties to promptly exchange copies of all exhibits and witness lists, and, if requested by a Party, to produce other relevant documents, to answer up to ten (10) interrogatories (including subparts), to respond to up to ten (10) requests for admissions (which shall be deemed admitted if not denied) and to produce for deposition and, if requested, at the hearing all witnesses that such Party has listed and up to four (4) other persons within such Party's control. Any additional discovery shall only occur by agreement of the Parties or as ordered by the arbitrator upon a finding of good cause.

15.6     Costs.

                  Unless otherwise specified by the arbitrator, each Party shall bear its own costs, expenses and attorneys' fees; provided that if court proceedings to stay litigation or compel arbitration are necessary, the Party who unsuccessfully opposes such proceedings shall pay all reasonable associated costs, expenses, and attorneys' fees in connection with such court proceeding.

15.7     Breach.

                  The Parties recognize that irreparable injury will result from a breach of any provision of this Agreement and that money damages will be inadequate to fully remedy the injury. In order to prevent such irreparable injury, the arbitrator shall have the power to grant temporary or permanent injunctive or other equitable relief. Prior to the appointment of an arbitrator a Party may, notwithstanding any other provision of this Agreement, seek temporary injunctive relief from any court of competent jurisdiction; provided that the Party seeking such



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relief shall (if arbitration has not already been commenced) simultaneously commence arbitration. Such court ordered relief shall not continue more than ten
(10) days after the appointment of the arbitrator (or in any event for longer than sixty (60) days).

15.8     Consent to Jurisdiction.

                  The Parties hereby consent to the non-exclusive jurisdiction of the state or federal courts of Texas for the enforcement of any award rendered by the arbitrators.

                                   ARTICLE 16

                               TECHNOLOGY TRANSFER

16.1     Intellectual Property Owned by Seller.

                  (a) Pursuant to the Related Agreements, Seller is licensing certain Intellectual Property to Buyer for use at the Refinery and/or in connection with the operation of the Assets, with respect to the patented technology listed in Schedule 16.1(a): (i) HF Alkylation Technology, (ii) Maxcat Coke Reduction Technology and (iii) Crude Assays Database. The KEAS technology is provided for in Subsection 16.1(c) herein. Trademarks are excluded except as licensed under the Trademark License Agreement.

                  (b) With respect to any other Intellectual Property owned by Seller or its Affiliates and used or held for use in the Operations. Seller hereby grants to Buyer a non-exclusive, royalty-free, fully paid-up and perpetual license to use such Intellectual Property in Buyer's operations. Such license rights shall be without the right of Buyer to extend the use of such Intellectual Property to any other activities, operations or facilities of Buyer and shall be without the right of Buyer to sublicense such Intellectual Property to third parties; however, such license shall be transferable by Buyer to any subsequent owner of the Refinery without the consent of Seller.



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                  (c) Seller has rights to use Knock Engine Automation System
         ("KEAS") technology in Operations at the Refinery. Seller has previously granted an exclusive license to this KEAS technology to Waukesha Engine Division of Dresser Industries, Inc. ("Waukesha"). It is understood that Seller will retain its rights to the KEAS technology for use at other facilities but has no right to license this technology to Buyer for use at the Refinery or otherwise; and therefore Buyer will be required to obtain a license from the exclusive licensee (Waukesha) in order to use this technology in Buyer's operation of the Assets. Prior to Closing, Seller shall use reasonable efforts in an effort to assist Buyer in obtaining a license to this technology from Waukesha in a form and substance acceptable to Buyer. If Seller is unsuccessful in obtaining a license from Waukesha for Buyer for this technology in a form and substance satisfactory to Buyer, on or before Closing, Seller will substitute equivalent assets or arrangement.

16.2     Licensed Technology.

                  (a) With respect to Licensed Technology used or held for use in the Operations and that is held by Seller or its Affiliates with an unrestricted right to sublicense to third parties (listed in Schedule 16.1(b) attached hereto), Seller hereby grants to Buyer a non-exclusive sublicense, under each applicable license, to use such Licensed Technology in Buyer's operations of the Assets. Such sublicense shall be under the same terms and conditions under which Seller licenses the Licensed Technology. Such sublicense shall be without the right to extend to any other activities, operations or facilities of Buyer or to any third parties. For the avoidance of doubt, Seller uses and will continue to use this Licensed Technology in the operations of other refineries of Seller.



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         Such sublicense shall be transferable by Buyer to any subsequent owner of the Refinery without the consent of Seller.

                  (b) With respect to any Licensed Technology used or held for use in the Operations of the Assets and held by Seller or its Affiliates without the unrestricted right to sublicense to third parties (listed in Schedule 16.1(c) attached hereto), prior to Closing, Seller agrees to use reasonable efforts to obtain from the licensor the right of Buyer to continue to use such Licensed Technology in Buyer's operations of the Assets under the same terms and conditions as those under which Seller licenses such Licensed Technology provided that Seller has provided such terms and conditions to Buyer. Any fees or costs necessary to obtain such right on behalf of Buyer shall be paid by Seller. Buyer may, at its option, notify Seller in writing of its desire to negotiate directly with the licensor of such Licensed Technology, and if Buyer enters into a direct licensing relationship with such licensor, Seller shall be under no further obligation with respect to such license.

                  (c) It is understood that Licensed Technology was acquired by Seller subject to certain third party obligations. In any sublicense by Seller to Buyer for the right to use any such third party Licensed Technology under this Section, Buyer agrees to assume all obligations related to Buyer's use of such Licensed Technology in its operations of the Assets. In the event that Seller's rights to the Licensed Technology are terminated, then Seller shall provide notice to Buyer of such termination, as much before such termination as is reasonably practicable under the circumstances, and in such event Seller will use its reasonable efforts to accommodate Buyer's reasonable requests that would enable Buyer to continue to use such Licensed Technology. The foregoing shall not, however, obligate



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         Seller to extend to Buyer or maintain for Buyer the right to use such third party Licensed Technology in the same manner and to the same extent as practiced by Seller prior to the Closing Date, where the extension or maintenance of such right would be to the detriment of the rights of Seller or any of its Affiliates to practice under its own rights and licenses.

16.3     Confidential Technology Information

                  (a) "Confidential Technology Information" shall mean any technical information or trade secrets of Seller that are made available to Buyer for its use after Closing pursuant to Section 16.1(b) and that are marked confidential or which by their nature or content should be reasonably understood to be confidential; provided, however Confidential Technology Information shall not include any information that: (i) was available to the public prior to, or becomes available to the public subsequent to, the receipt of such Confidential Technology Information by Buyer and through no fault of Buyer; or (ii) was in the possession of Buyer prior to the receipt of such Confidential Technology Information and was not acquired by Buyer from a third party under an existing obligation of confidence; or (iii) is subsequently received by Buyer from a third party without an obligation of confidentiality; or (iv) is independently developed by an employee or employees of Buyer not having direct access to such Confidential Technology Information.

                   (b) For two years after the Closing Date, Buyer shall maintain the Confidential Technology Information in confidence; shall restrict the disclosure of Confidential Technology Information to only those of its employees who require it in connection with Buyer's operation of the Refinery and other Assets; shall not disclose Confidential Technology Information to any third party; and shall not use Confidential



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         Technology Information for any purpose other than in connection with
         Buyer's operation of the Refinery and other Assets.

                  (c) Nothing in this Article 16 shall restrict in any way the right of Seller or its Affiliates to use or disclose or permit others to use or disclose Confidential Technology Information which it possesses and otherwise has a free right to use and disclose.

                  (d) Confidential Technology Information, which is required to be disclosed, (i) by any applicable law, stock exchange rules or by any applicable judgment, order or decree of any governmental entity having jurisdiction or (ii) in connection with the preparation of tax returns, communications with governmental authorities with respect thereto or proceedings relating to taxes, may be disclosed, provided that Buyer discloses such Confidential Technology Information to the least extent practicable, and Buyer provides Seller with prompt and reasonable notice thereof so that Seller may seek a suitable protective order or other appropriate remedy and/or waive compliance with the provisions of this Article 16. In the event that such protective order or other remedy is not obtained or Seller waives compliance with the provisions of this Article 16, and Buyer is required to disclose such Confidential Technology Information, Buyer will furnish only that portion of the Confidential Technology Information which Buyer is required to disclose and, to the extent practicable, Buyer will exercise its best efforts to obtain reliable assurance that confidential treatment shall be accorded and such Confidential Technology Information so furnished.

                  (e) Buyer shall have a right to disclose Confidential Technology Information to service providers, consultants, independent contractors and government agencies, as required to operate the Assets in the normal course of business (except that any Licensed



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         Technology that is prohibited from disclosure pursuant to the terms of the third party license agreement covering such confidential information shall be subject to the restrictions on disclosure set forth in such license agreement), but only if such recipient agrees to be bound pursuant to a written obligation of confidentiality and nonuse comprising restrictions at least as stringent as provided herein, and provided that Buyer and the recipients comply with the restrictions and obligations of any grants, assignments, licenses or sublicenses of any Intellectual Property or Licensed Technology.

16.4     Limitation of Warranties.

                  ANY ORAL OR WRITTEN REPORT, DATA OR OTHER INFORMATION PROVIDED TO BUYER PURSUANT TO THIS ARTICLE 16, WHETHER PROVIDED UNDER LICENSE OR OTHERWISE, SHALL BE PROVIDED ON AN "AS IS" BASIS WITHOUT ANY WARRANTIES, EXPRESS OR IMPLIED INCLUDING BUT NOT LIMITED TO THE RESULTS OR EFFECTS OBTAINED THROUGH USE OF INFORMATION, OR THAT IT IS FIT FOR ANY USE INTENDED OR CAN BE USED WITHOUT INFRINGING THE PATENT OR COPYRIGHT RIGHTS OF A PERSON. WITHOUT ANY LIMITATION ON THE PRECEDING, ANY IMPLIED WARRANTY OR MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE IS EXPRESSLY EXCLUDED FROM THIS ARTICLE 16 WITH RESPECT TO ANY INFORMATION PROVIDED UNDER THIS ARTICLE 16. IN NO EVENT WILL ANY PARTY BE LIABLE FOR LOSS OF PROFITS, OR INDIRECT, CONSEQUENTIAL (EXCEPT FOR BREACH OF CONFIDENTIALITY) OR SPECIAL DAMAGES RESULTING FROM THE OTHER PARTY'S USE OR DISCLOSURE OF ANY INFORMATION. The use by Buyer of Intellectual Property or Confidential Technology Information disclosed under this Article 16 by



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Seller to Buyer shall be solely at Buyer's own risk and Seller shall not be liable for any damage resulting from inaccuracy, incorrectness, unsoundness, and/or unreliability in the use thereof, whether or not such liability is cause by the negligence of Seller.

16.5     Default.

                  In the event that any Party hereunder for a period of thirty
(30) days fails materially to perform any of its material obligations or materially violates any material provisions of this Article 16, a nondefaulting party may give written notice to the other Party to this Article 16 specifying the particulars of such failure or violation (hereinafter "Default") and, in the event the defaulting party shall not remedy or begin to remedy such Default within thirty (30) days after receipt of such notice, the nondefaulting party may entirely at its option, in addition to any of the other rights and remedies permitted under this Agreement, on ten (10) days' written notice to the other party seek specific performance and/or damages pursuant to the Dispute Resolution provisions of Article 15. The failure of a Party to insist upon strict adherence with respect to a Default shall not be construed as a waiver or deprive the nondefaulting party of the right to insist upon strict adherence to any provision of this Article 16 or to proceed under this Section 16.5 either with respect to such alleged Default or similar subsequent Defaults.

16.6     Export Control.

                  Buyer agrees to comply with any applicable U.S. export control laws and regulations in regard to any information or data covered by this
Article 16.

                                   ARTICLE 17

                                  RISK OF LOSS

                  The risk of damage, destruction, or other loss to or of the Assets shall remain with Seller from and after the execution of this Agreement and until the Effective Time, at which time



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Seller shall place Buyer in possession of the Assets; and from and after the
Effective Time, all risks of damage, destruction, or other casualty loss to or of the Assets (to the extent not attributable to any breaches of a representation, warranty, covenant or agreement of Seller hereunder or under the Related Agreements) shall be borne solely by Buyer.

                                   ARTICLE 18

                          COMMISSIONS AND FINDER'S FEES

                  With the exception of Bank of America Securities LLC, whose services have been retained by Seller, Seller represents and warrants to Buyer, and Buyer represents and warrants to Seller, that it has not engaged any broker, finder, or agent in connection with the transactions contemplated hereunder and has not incurred any unpaid liability to any broker, finder, or agent for any brokerage fees, finder's fees, or commissions with respect to such transactions; and each agrees to indemnify the other against any claims asserted against the other for any such fees or commissions by any Person purporting to act or to have acted for or on behalf of the Indemnifying Party.

                                   ARTICLE 19

                                   TERMINATION

19.1     Termination.

                  This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing:

                  (a) by mutual consent of Seller and Buyer;

                  (b) by Seller or Buyer by written notice to the other provided that the Party desiring to terminate this Agreement is not in material default of any of its obligations hereunder, if the Closing shall not have occurred on or before May 1, 2003;



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                  (c) by Seller or Buyer if the other Party fails to materially comply with its covenants and obligations in this Agreement; provided that the Terminating Party must give the defaulting Party at least thirty (30) days prior notice of such failure and the failure is not, or cannot be cured before expiration of such thirty (30) day period; or

                  (d) Seller or Buyer may terminate this Agreement by written notice to the other, if the Antitrust Regulatory Authorities reject the sale of the Assets by Seller to Buyer; or

                  (e) Seller may terminate this Agreement by written notice to the Buyer if Seller has not otherwise received approval by the Antitrust Regulatory Authorities for the sale of the Assets by Seller to Buyer within ninety (90) days following the completion of all required filings by the Parties with the Applicable Regulatory Authorities.

19.2     Effect of Termination.

                  If a Party terminates this Agreement under Section 19.1, then this Agreement shall become null and void and have no effect, except that the agreements contained in this Article 19 and 20.13 and 20.14 shall survive the termination hereof. Nothing in this Section 19.2 shall relieve either Party from liability as a result of a willful breach of this Agreement.

19.3     Deposit.

                  Upon any termination of this Agreement pursuant to this
Article 19 the Deposit shall, within five (5) business days of such termination be returned to Buyer with interest at the Base Rate, unless (i) Seller has satisfied all of its obligations under this Agreement, (ii) all conditions precedent to Buyer's obligation to close as set forth in Article 7 hereof have been satisfied but for such failure or condition resulting from the willful breach of Buyer and (iii) the termination is due to the willful breach of Buyer, whereupon, Seller will be entitled to retain the



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Deposit plus the accrued interest thereon. Upon Closing of the transactions contemplated by this Agreement, the Deposit plus accrued interest at the thereon will be credited against the Purchase Price.

                                   ARTICLE 20

                                  MISCELLANEOUS

20.1     Entire Agreement; Amendments.

                  This Agreement and the Related Agreements, including their Exhibits and Schedules, and other writings referred to herein or delivered pursuant hereto which form a part hereof, including, without limitation, the Confidentiality Agreement between Seller and Buyer dated June ____, 2002, contain the entire understanding of the Parties with respect to the subject matter hereof. There are no restrictions, agreements, promises, warranties, covenants, or undertakings other than those expressly set forth herein or therein. This Agreement and the Related Agreements supersede any and all prior agreements and understandings between the Parties with respect to the subject matter hereof. This Agreement shall not be amended, altered, or modified except by an instrument in writing duly executed by the Parties hereto.

20.2     Invalidity.

                  If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect, unaffected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. In lieu of such illegal, invalid, or unenforceable provision, there shall be



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added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

20.3     Effect of Waiver or Consent.

                  No waiver or consent, express or implied, by any Party to or of any breach or default by any other Party in the performance by such other Party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other or subsequent breach or default in the performance by such other Party of the same or any other obligations of such other Party hereunder. Failure on the part of a Party to exercise its rights or to complain of any act of the other Party or to declare the other Party in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitation period has run.

20.4     Limitation on Benefits of this Agreement.

                  No person or entity other than the Parties hereto (or their respective successors or assigns as permitted hereunder) is or shall be entitled to bring any action to enforce any provision of this Agreement against either of the Parties hereto, and the covenants, undertakings, and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the Parties hereto (or their respective successors and assigns as permitted hereunder).

20.5     Notices.

                  All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by either Party to the other Party pursuant to this Agreement shall be in writing and shall be (i) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid; (ii) transmitted by hand or courier delivery; or (iii) sent by telegram, facsimile, or telex, addressed in each case as follows:



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                           (i)      If to Buyer: HOLLY CORPORATION
                                                 100 Crescent Court, Suite 1600
                                                 Dallas, TX 75201-6927
                                                 Attn: General Counsel
                                                 Facsimile: 214-871-3523

With a copy (which shall not constitute notice) to:

                                                 Alan Bogdanow, Esq.
                                                 Vinson & Elkins L.L.P.
                                                 3700 Trammell Crow Center
                                                 2001 Ross Avenue
                                                 Dallas, TX 75201
                                                 Facsimile: 214-220-7716

                           (ii)     If to Seller:

                                                 William L. McClain
                                                 Deputy General Counsel
                                                 ConocoPhillips Legal Department
                                                 600 North Dairy Ashford
                                                 Houston, Texas 77079
                                                 Facsimile: 281-293-3700

With a copy (which shall not constitute notice) to:

                                                 John Barr, Manager
                                                 Downstream Strategy and
                                                      Business Development
                                                 ConocoPhillips Legal Department
                                                 600 North Dairy Ashford
                                                 Houston, Texas 77079
                                                 Facsimile: 281-293-6947

                  Each Party may designate by prior notice in writing a new address to which any notice, demand, request, or communication may thereafter be so given, served, or sent. Each notice, demand, request, or communication which shall be mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received for all purposes at such time as it is actually delivered to the appropriate above listed or properly changed address or at such time as delivery is refused upon actual presentation at such address



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(with the return receipt, the delivery receipt, the affidavit of messenger, or the facsimile answerback being deemed prima facie evidence of such delivery).

20.6     Binding Effect.

                  Subject to the provisions hereof restricting assignment, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

20.7     Additional Actions and Documents.

                  Each of the Parties hereby agrees to take or cause to be taken such further actions to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and to use all reasonable efforts to obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement, whether before, at or after the closing of transactions contemplated by this Agreement, provided that neither Party shall be obligated to make payments or incur obligations to third Parties or governmental agencies in connection therewith except to pay such Party's reasonable expenses or to pay normal fees to governmental agencies.

20.8     Schedules.

                  Each Party reserves the right to supplement any schedule to make revisions, corrections, additions or other changes at any time prior to Closing necessary to make such Schedule accurate and complete, provided that (i) any such revisions, corrections, additions or other changes do not have a material adverse impact on the operation or value of the Assets and (ii) the other Party consents to such supplement.



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20.9     Place of Transfer of Title and Possession.

                  Title to and possession of the Assets as of the Closing shall pass to Buyer in the States of Colorado and Wyoming. Title to and possession of any Seller inventory in transit as of the Closing shall pass to Buyer at the place where it is then situated.

20.10    Execution in Counterparts.

                  This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

20.11    Choice of Law.

                  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the conflict of laws principles of Texas, and applicable United States federal law.

20.12    Publicity.

                  At all times prior to the Effective Time, Seller and Buyer shall, and shall use their reasonable efforts to cause their Affiliates to, cooperate in the development and distribution of all news releases and other public disclosures relating to the proposed transactions described in this Agreement, and to ensure that no such releases or disclosures are made without prior notice to, and the consent of, the other Party; provided, however, that at all times prior to the Effective Time and after the Effective Time no news release or other disclosure whatsoever may disclose the terms of this Agreement unless both Parties agree to the form and content of such disclosure, each being under no obligation to agree and having the right to withhold agreement for any reason; provided, however, that either Party may make all disclosures which are required under applicable Legal Requirements, including, but not limited to, regulations of the Securities and



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Exchange Commission with such Party giving the other Party as much advance notice thereof as is feasible.

20.13    Confidentiality.

                  (a) This Agreement, the Related Agreements, the data and information provided by Seller to Buyer related to the Assets and the sale of the Assets to Buyer, and the discussions and negotiations between Seller and Buyer related to this transaction (collectively, "Transaction Information") are confidential, and Seller and Buyer shall each maintain the confidentiality of the Transaction Information until the Effective Time. Seller and Buyer shall use reasonable efforts not to make disclosure of the Transaction Information to any Person, other than its officers, employees, advisers and representatives (or the Antitrust Regulatory Authorities) to whom such disclosure is necessary or convenient for the completion of the transactions contemplated by this Agreement, or any of the Related Agreements, and except in an arbitration proceeding as described in Article 15 or as may be required by a court of competent jurisdiction. Seller and Buyer shall appropriately notify each officer, employee, adviser and representative to whom any such disclosure is made, that such disclosure is made in confidence and shall be kept in confidence. Nothing herein shall prohibit the Parties from disclosing the Transaction Information as may be required under applicable securities laws or regulations.

                  (b) Each of Seller and Buyer shall use diligent efforts in accordance with customary and reasonable commercial practice, and at least with the same degree of skill and care that it would manifest in protection of its own confidential information, to protect the Transaction Information.



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                  (c) Each of the Parties shall notify the other promptly, in the event that it becomes aware of the unauthorized possession or use of the Transaction Information (or any part thereof) by any third Person, including any of its officers, employees, advisers or representatives. Seller and Buyer shall cooperate with the other in connection with the other's efforts to terminate or prevent such unauthorized possession or use of its Transaction Information. The Party which allowed or made the disclosure of Transaction Information to an unauthorized third party shall pay the other's reasonable out-of-pocket expenses in so cooperating in protecting its Transaction Information, unless the unauthorized possession or use of the Transaction Information resulted from the willful misconduct or gross negligence of the Party otherwise entitled to reimbursement of its expenses.

                  (d) Each of Seller and Buyer acknowledges that the other will suffer injury for which the other will not have an adequate remedy at law, in the event of a breach of the provisions of this Section 20.13, and that the other shall be entitled to injunctive relief as is reasonably necessary to prevent or curtail such breach, whether actual or threatened; provided, that, in no event (including, but not limited to, a willful breach of this Agreement by Seller or Buyer, respectively) shall Seller or Buyer be prevented from exercising all of the rights granted to it hereunder.

                  (e) Notwithstanding any other provision of this Agreement, the obligations of each of Seller and Buyer to maintain the confidentiality of the Transaction Information (each in such capacity a "Disclosing Party") shall not apply to any portion of the Transaction Information that:



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                           (i) is or becomes generally available to the public
                  through no fault of the Disclosing Party, including information in the public domain;

                           (ii) the Disclosing Party receives from a third party
                  without any requirement to keep such information secret;

                           (iii) the Disclosing Party can prove was in its
                  possession without any obligation of secrecy at the time of its disclosure; or

                           (iv) the Disclosing Party develops independently of
                  and without reference to or use of the Transaction
                  Information.

                  (f) Seller acknowledges and agrees that, as of the Effective Time, nothing herein shall restrict the use by Buyer of the Records, the same becoming property of the Buyer as a consequence of the transactions contemplated herein. Except for Records, Buyer shall not use the Transaction Information for any purpose other than the evaluation of the transactions contemplated hereunder.

                  (g) In the event of any inconsistency between the provisions of this Section 20.13 and the confidentiality provisions of any Related Agreement, the provisions of the Related Agreement shall control with respect to any matters addressed by such Related Agreement.

                  (h) The provisions of this Section 20.13 shall remain in force for a period of two (2) years from the Effective Time.

                  (i) If the Closing does not occur, Buyer shall within twenty
         (20) days after receiving a written request from Seller return to Seller all written Confidential Technical Information which is not a Record, including all photocopies of the same.



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20.14    Costs and Expenses.

                  Except as expressly provided herein, or in any Related Agreement, each of the Parties to this Agreement, and the Related Agreements, shall bear its own expenses incurred in connection with the negotiation, preparation, execution and Closing of this Agreement, and the Related Agreements, and the transactions provided for hereby and thereby.

20.15    Assignment.

         Seller may upon written notice to Buyer transfer or assign any of its rights but not its obligations under this Agreement to an Affiliate of Seller which is directly or indirectly wholly- owned by ConocoPhillips. Buyer may upon written notice to Seller transfer its rights and obligations under this Agreement to a direct or indirect wholly owned subsidiary of Buyer. Even if consent is obtained, no Party may make an assignment or delegation, above, unless such Party delivers to the other Party hereto such written assumptions, affirmations and/or legal opinions as such other Party may reasonably request to preserve their rights and remedies hereunder, and Seller and Buyer shall remain liable to each other for their respective obligations under this and the related Agreements, notwithstanding any assignment, unless otherwise relieved in writing by the other Party. This Agreement shall inure to the benefit of and will be binding upon the Parties hereto and their respective legal representatives, successors and permitted assigns.



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                  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers or representatives of Buyer and Seller as of the day and year first above written.

         BUYER:                     HOLLY CORPORATION

                                    By:    /s/ MATTEW P. CLIFTON
                                           -------------------------------------

                                    Name:      MATTEW P. CLIFTON
                                           -------------------------------------

                                    Title:     PRESIDENT
                                           -------------------------------------

         SELLER:                    PHILLIPS PETROLEUM COMPANY

                                    By:    /s/ ROBERT HOLTSMITH
                                           -------------------------------------

                                    Name:      ROBERT HOLTSMITH
                                           -------------------------------------

                                    Title:     MANAGER, BUSINESS DEVELOPMENT
                                           -------------------------------------



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